As filed with the Securities and Exchange Commission on March 9, 2001
                                                    Registration No. 333-_______
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                        DIMENSIONAL VISIONS INCORPORATED
                 (Name of small business issuer in its charter)


            Delaware                        2759                 23-2517953
(State of other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                   ----------

2301 W. Dunlap Avenue, Suite 207                2301 W. Dunlap Avenue, Suite 207
      Phoenix, Arizona 85021                         Phoenix, Arizona 85021
         (602) 997-1990                                  (602) 997-1990
(Address and telephone number of                (Address and telephone number of
   principal executive office)                    principal place of business)


                     Prentice Hall Corporation System, Inc.
                                1013 Centre Road
                              Wilmington, DE 19805
                                 (302) 998-0595
            (Name, address and telephone number of agent for service)

                                   ----------

                                   COPIES TO:

                               Lynne Bolduc, Esq.
                           Sean Palumbo Meulemans, LLP
                       18301 Von Karman Avenue, Suite 850
                                Irvine, CA 92618
                                 (949) 453-0300

                                   ----------

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

================================================================================

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                      Proposed Maximum   Proposed Maximum     Amount of
  Title of Each Class of           Number of Shares    Offering Price       Aggregate       Registration
Securities to be Registered        to be Registered     Per Share(1)      Offering Price        Fee
--------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value       25,222,207(2)         $0.255         $6,431,662.79     $1,607.92

Common Stock, $0.001 par value,
underlying debt securities            1,500,000(3)         $0.255         $  382,500.00     $   95.63

Common Stock, $0.001 par value,
underlying warrants                   6,959,000(4)         $0.255         $1,774,545.00     $  443.64
--------------------------------------------------------------------------------------------------------
     Total                           33,681,207                           $8,588,707.79     $2,147.19
========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked prices for the common stock on March 6, 2001, as reported by the OTC Bulletin Board.
(2) Represents 25,000,000 shares to be sold from time to time by Swartz Private Equity, LLC; and 222,207 shares to be sold from time to time by other Selling Shareholders.
(3) Represents common stock issuable upon conversion of Dimensional Visions' debt securities.
(4) Represents 1,309,000 shares underlying warrants to be sold from time to time by Swartz Private Equity, LLC; 4,900,000 shares underlying warrants to be sold from time to time by the employee's of the Company if the Company is profitable at June 30, 2000 or upon the discretion of the Board of Directors; and 750,000 shares underlying warrants to be sold from time to time by Dale Riker and Russ Ritchie pursuant to an investment agreement. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidilution provisions of the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION DATED MARCH 6, 2001

                                   PROSPECTUS
                        DIMENSIONAL VISIONS INCORPORATED
                              33,681,207 SHARES OF
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

THE OFFERING:

This Offering relates to the possible sale, from time to time, by certain stockholders of Dimensional Visions Incorporated of up to 33,681,207 shares of common stock of Dimensional Visions.

MARKET FOR THE SHARES:

The common stock of Dimensional Visions is traded in the over-the-counter electronic bulletin board system, also called the Bulletin Board, under the symbol "DVUI." The closing bid and asked prices for the common stock on March 6, 2001, as reported by the Bulletin Board were $0.24 and $0.27 per share, respectively.

--------------------------------------------------------------------------------
THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IF TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 6, 2001

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD ALSO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

                        DIMENSIONAL VISIONS INCORPORATED

OFFICES:

Dimensional Visions' office and principal place of business is located at 2301 West Dunlap Avenue, Suite 207, Phoenix, Arizona 85021, and its telephone number is (602) 997-1990.

OUR BUSINESS:

Dimensional Visions creates and delivers LIVING IMAGE(TM) Solutions for products, packaging and marketing communications.

LIVING IMAGE(TM) Solutions are multi-dimensional (commonly known as "3-D") and/or animated visual effects. These effects are created by viewing multiple images through a series of lenses incorporated into a plastic sheet called lenticular. Viewed in one direction, the lenses allow an individual to see stereo, i.e. multiple, views of an image simultaneously. Stereo views are interpreted by the brain as being in three dimensions. Alternatively, viewed in the other direction, the lenses restrict the view to a particular image that changes as the piece is moved creating an animation effect (i.e., it appears that the picture is moving).

Images are printed directly on the lenticular and then incorporated into or onto other products. For example, the images can be applied on products such as mouse pads, children's backpacks, business cards and notebooks. They may also be used on product packaging such as cereal boxes to differentiate the item from other similar products by adding a three-dimensional or animated component to attract the buyer's attention.

OUR OBJECTIVE:

Our objective is to become a dominant marketer, developer and producer of the LIVING IMAGE(TM) in the United States and internationally.

COMPETITION:

Currently Dimensional Visions has two major competitors who produce similar products. However, we have applied for a patent to protect our particular process.

OUR STRATEGY:

Our LIVING IMAGE(TM) Solutions offer multi-dimensional and/or animated images for the promotion marketing industry, advertising and graphic design industry, and original equipment manufacturers throughout the United States. Interested original equipment manufacturers include manufacturers making products that our images can be affixed to or included in their packaging to alter the traditional flat design.

OUR FINANCIAL POSITION:

The Company has sustained recurring losses through December 31, 2000 of $22,427,533. As of June 30, 2000, total assets exceeded total liabilities by $365,921. As of December 31, 2000, total liabilities exceeded total assets by $41,718. Three customers accounted for 82% and four customers accounted for 79% of the Living ImageTM revenue for the fiscal year ended June 30, 2000, and the six months ended December 31, 2000, respectively. Our independent auditors, Kopple & Gottlieb, LLP, expressed substantial doubt regarding the company's ability to continue as a going concern in the year ended June 30, 2000, financial statements.

SECURITIES TO BE ISSUED TO SWARTZ PRIVATE EQUITY, LLC

This prospectus has been prepared to register the sale from time to time of 25,000,000 shares of common stock and 6,190,000 shares underlying warrants held by Swartz Private Equity, LLC. These shares may be issued to Swartz in the future pursuant to our investment agreement with Swartz that provides us with put options valued at up to $20,000,000.

SELLING

Stockholders: This prospectus has also been prepared to register shares of common stock and shares underlying warrants to various individuals. A list of the shares being registered in this prospectus and the people and entities that own them appears in the "Selling Stockholders" section of this prospectus.

                                  THE OFFERING

Common stock outstanding on March 6, 2001         10,339,873

If converted fully diluted common stock           17,594,034
  outstanding

Common stock offered by selling stockholders      33,681,207

Risk Factors An investment in our shares is very risky, and you should be able to bear a complete loss of your investment. See "Risk Factors" for a detailed discussion of the risks and uncertainties concerning Dimensional
                                                  Visions' common stock.


OTC Bulletin Board Symbol                         DVUI.ob

SUMMARY FINANCIAL INFORMATION

The following table presents selected historical financial data for Dimensional Visions derived from our Financial Statements. The following data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Dimensional Visions and the notes to the Financial Statements included elsewhere in this prospectus.

                                                          SIX MONTHS ENDED            FISCAL YEAR ENDED
                                                            DECEMBER 31,                  JUNE 30,
                                                    -------------------------     -------------------------
                                                       2000          1999           2000            1999
                                                    -----------   -----------     ---------       ---------
                                                    (UNAUDITED)   (UNAUDITED)     (AUDITED)       (AUDITED)
                                                    -----------   -----------     ---------       ---------
Statement of Operations Data:
Revenue                                              $ 162,996     $ 300,418     $ 1,008,862     $   741,901
Net loss                                             $(598,780)    $(459,051)    $(1,021,145)    $(1,465,812)
Net loss per share per share of common stock*        $   (0.07)    $   (0.09)    $     (0.18)    $     (0.39)

                                           DECEMBER 31, 2000      JUNE 30, 2000
                                           -----------------      -------------
                                              (UNAUDITED)           (AUDITED)
Balance Sheet Data:
Working capital surplus (deficiency)            $(206,620)          $205,284
Total assets                                    $ 373,429           $885,033
Total liabilities                               $ 415,147           $519,112
Stockholder's equity (deficiency)               $ (41,718)          $365,921

* The calculation of earnings per share considers the accumulative dividends in arrears on preferred stock as paid.

                                  RISK FACTORS

THE SHARES OFFERED IN THIS PROSPECTUS ARE VERY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THESE SHARES SHOULD BE PURCHASED ONLY BY PEOPLE WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. BEFORE PURCHASING THESE SHARES, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONCERNING DIMENSIONAL VISIONS AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS.

DIMENSIONAL VISIONS HAS INCURRED LOSSES SINCE INCEPTION AND MAY CONTINUE TO INCUR LOSSES IN THE FUTURE.

Dimensional Visions has operated at a loss for all of the periods for which financial statements are included in this prospectus. We must be able to garner market share from our competitors and/or establish new markets for our products. As lenticular products are more expensive alternatives to traditional flat images, we must establish market acceptance of the products while simultaneously generating sales into this market. The likelihood of our success depends on our ability to develop and produce multi-dimensional and/or animated print products in various formats and at competitive prices. Difficulties and delays in developing new formats using various lenticulars and new technologies for their application may affect our ability to successfully produce marketable products. Failure to overcome any of the above difficulties may have a materially adverse effect upon our business and could force us to reduce or close operations. No assurance can be given that Dimensional Visions can or will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Dimensional Visions--Market and Penetration" and "--Competition."

THE INDEPENDENT AUDITORS HAVE ISSUED A GOING CONCERN OPINION FOR THE FISCAL YEARS ENDED JUNE 30, 2000 AND 1999.

The company's independent auditors have included an explanatory paragraph regarding the company's ability to continue as a going concern for each of the fiscal years ended June 30, 2000 and 1999. Among the factors cited by the accountants that raised substantial doubt as to the company's ability to continue as a going concern are the company's continued recurring losses from operations and limited sales of its products.

DIMENSIONAL VISIONS IS DEPENDENT ON A LIMITED PRODUCT LINE AND HAS DECLINING RESOURCES ALLOCATED TO THE DEVELOPMENT OF NEW PRODUCTS.

The company's product line is composed solely of lenticular-based products. If the company's share of the market for these products fails to develop to a level sufficient to make the company profitable, there are no other products available for sale. In this case, the company would be forced to reduce or close operations. Additionally, the resources allocated to the development of new products have been declining, further reducing the availability of new products to market.

DIMENSIONAL VISIONS RELIES ON A FEW CUSTOMERS FOR THEIR SALES. WITHOUT REPEAT ORDERS FROM OUR CUSTOMERS, DIMENSIONAL VISIONS WOULD HAVE TO REDUCE OR CLOSE OPERATIONS.

For the fiscal year ended June 30, 2000, and the six months ended December 31, 2000, three customers accounted for 82% and four customers accounted for 79% of the LIVING IMAGE(TM) revenue respectively. In addition, two customers accounted for 98% and 100% of the InfoPak, Inc. revenue for the fiscal year ended June 30, 2000, and the six months ended December 31, 2000. If Dimensional Visions were to lose their repeat customers, then the company would have to significantly curtail or close operations.

WE CANNOT GUARANTEE THAT OUR PRODUCTS WILL SELL SUCCESSFULLY THUS GENERATING SUFFICIENT REVENUE TO CONTINUE OPERATIONS.

There can be no assurance that our marketing and sales strategies will be effective and that consumers will buy our products. Our failure to penetrate our targeted markets would have a material adverse effect upon our operations. Market acceptance of our products will depend in part upon our ability to demonstrate the advantages of three-dimensional and/or animated products over similar or competing products described under the next risk factor of competition. In addition, our sales strategy contemplates sales to markets that are unfamiliar with multi-dimensional printed images and may not be accepting of these new products. Currently, we don't have any distribution agreements for any of our products in place. See "Business of Dimensional Visions--Market and Penetration" and "--Competition."

THERE IS COMPETITION FOR OUR PRODUCTS, AND THERE CAN BE NO ASSURANCE THAT CUSTOMERS WILL CHOOSE OUR PRODUCTS OVER THOSE OF OUR COMPETITORS. CUSTOMERS MAY CHOOSE LESS EXPENSIVE, CONVENTIONAL PRINTS OVER OUR PRODUCTS.

We compete with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. Also, other means of viewing three-dimensional and/or animated images exist. These other methods may be less expensive or easier to incorporate into other products. Further, traditional printed images are less expensive than our products and may be favored in many, if not most, illustration and promotion contexts. See "Business of Dimensional Visions--Competition."

DIMENSIONAL VISIONS DEPENDS ON KEY PERSONNEL FOR CRITICAL MANAGEMENT DECISIONS AND THESE KEY PERSONNEL MAY LEAVE DIMENSIONAL VISIONS IN THE FUTURE.

Our success depends, to a significant extent, upon a number of key employees, including our C.E.O./President, John McPhilimy, and our Senior Vice President, Bruce D. Sandig. The loss of services of one or more of these employees could have a material adverse effect on our business. We believe that our future success will also depend in part upon our ability to attract, retain, and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that we can attract and retain such personnel. We have "key person" life insurance on both Mr. McPhilimy and Mr. Sandig. See "Management."

DIMENSIONAL VISIONS MAY REQUIRE ADDITIONAL FINANCING FOR ITS BUSINESS THAT COULD DILUTE THE OWNERSHIP OF EXISTING STOCKHOLDERS AND FORCE DIMENSIONAL VISIONS TO CURTAIL OR CLOSE OPERATIONS.

Our future cash requirements will depend significantly on generating sufficient cash flow from operations to cover our cost of goods sold and operating costs or "burn rate" of approximately $70,000 per month. To continue operations, the Company must obtain sufficient funds from the Swartz equity line agreement and/or the line of credit from the investor group. Any equity financings could result in dilution to our stockholders. Also, if the price of our common stock declines or the trading volume in our common stock is low, we will only be able to utilize the current line of credit per the investor group agreement. Once the credit line is used, we would only have the Swartz equity agreement for additional financing. However, the future market price and volume of trading our common stocks limits the rate at which we can obtain money under the Swartz equity line agreement.

UP TO 33,681,207 SHARES OF COMMON STOCK OF DIMENSIONAL VISIONS WILL BECOME ELIGIBLE FOR PUBLIC SALE THAT COULD HAVE A DEPRESSIVE EFFECT ON THE STOCK.

When our registration statement, of which this prospectus is a part, is declared effective by the SEC, 222,207 shares of our common stock will be eligible for immediate resale on the public market and 2,559,000 shares of our common stock underlying warrants and convertible debt, upon their exercise or conversion, will be eligible for immediate resale on the public market for our common stock. Also 25,000,000 shares will be available for sale upon the issuance of stock to Swartz based on limitations of our trading volume and stock price. The remaining 4,900,000 shares underlying warrants will be available upon ongoing profitability of the Company beginning on June 30, 2001 or upon the discretion of the Board of Directors and 250,000 shares underlying warrants upon the Company borrowing from their line of credit with an investor group. Additionally, If a significant number of shares are offered for sale simultaneously, it would have a depressive effect on the trading price of our common stock on the public market. If and when we exercise our put rights and sell shares of our common stock to Swartz, if and to the extent that Swartz sells the common stock, our common stock price my decrease due to the additional shares in the market.

DIMENSIONAL VISIONS' COMMON STOCK IS CURRENTLY CLASSIFIED AS A "PENNY STOCK" WHICH COULD CAUSE INVESTORS TO EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN TRADING IN THE STOCK MARKET.

Dimensional Visions' common stock is quoted and traded on the Over-the-Counter Bulletin Board ("Bulletin Board"). As a result, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the stock. In addition, trading in the common stock is covered by what is known as the "Penny Stock Rules." The Penny Stock Rules require brokers to provide additional disclosure in connection with any trades involving a stock defined as a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing penny stocks could limit the ability of brokers to sell the shares offered in this prospectus and thus the ability of the purchasers of this Offering to sell these shares in the secondary market. Dimensional Visions' stock will be covered by the Penny Stock Rules until it has a market price of $5.00 per share or more, subject to certain shares exceptions.

THE OFFERING PRICE OF THESE SHARES MAY NOT HAVE ANY RELATIONSHIP TO OUR NET OR WORTH FUTURE TRADING VALUE.

The shares being registered in this prospectus were offered at the market price prevailing at the time of the offer. The market price of these shares may have a limited relationship, or no relationship, to our assets, book value, results of operations, or other established criteria of value. The offering price also may not be indicative of the prices that will prevail in the subsequent trading market for our securities.

NO DIVIDENDS HAVE BEEN PAID ON COMMON STOCK AND MAY NEVER BE PAID. REQUIRED DIVIDENDS IN ARREARS ON ON PREFERRED STOCK MUST BE PAID BEFORE ANY DIVIDENDS ARE PAID ON COMMON STOCK.

Dimensional Visions has never paid dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. Dimensional Visions is in dividends required to be paid on its Series A Preferred Stock and Series B Preferred Stock. The unpaid cumulative dividends total arrears approximately $74,225 and must be paid before dividends on common stock can be declared or paid. See "Dividend Policy" and Note 10 of Notes to Consolidated Financial Statements.

ALTHOUGH DIMENSIONAL VISIONS HAS PATENTS, THIRD PARTIES MAY DEVELOP SIMILAR OR COMPETITIVE TECHNOLOGY. DIMENSIONAL VISIONS CAN GIVE NO ASSURANCE THAT ITS OWN TECHNOLOGY DOES NOT INFRINGE ON EXISTING PATENTS.

Dimensional Visions enters into confidentiality agreements with all persons and entities who or which may have access to our technology. However, no assurance can be given that such agreements, the patents, or any additional patents that may be issued to Dimensional Visions will prevent third parties from developing similar or competitive technology. There can be no assurance that the patents will provide us with any significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of its patents, or if instituted that any such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement can be substantial. In addition, no assurance can be given that we will have sufficient resources to either institute or defend any action, suit or other proceeding by or against our company with respect to any claimed infringement of patent or other proprietary rights. In the event that we should lose, in the near future, the protection afforded by the patents and any future patents, such event could have a material adverse effect on our operations. Furthermore, there can be no assurance that our own technology will not infringe patent or other rights owned by others or licenses to which may not be available to us.

DIMENSIONAL VISIONS RELIES ON THIRD PARTY PRINTERS THAT COULD RESULT IN A DELAY OF OUR PRODUCT TO OUR CUSTOMERS AND SUBSTANTIALLY DECREASE OUR SALES IF OUR PRINTERS BECAME UNABLE TO FULFILL OUR ORDERS.

Dimensional Visions relies on two large lithographic printers and one photographic printer for most of its printing needs. If we were unable to use these printers, it could delay the sales orders to our customers. We would have to find another printer which may require additional time to schedule production. Even though the majority of our print jobs are completed at our printer in Minneapolis, MN, we can now rely on another printer in Los Angeles, CA.

                                 USE OF PROCEEDS

The primary use of proceeds raised through the issuance of stock registered in this prospectus will be for working capital, sales and marketing expenses and other general corporate purposes. Of the 25,222,207 shares of common stock being registered, 222,207 are already issued and outstanding. The remaining 25,000,000 are to establish a credit line sufficient to meet these current expenses and allow for the growth of the company. If an advantageous acquisition opportunity presents itself and the stock price is sufficiently high to make an acquisition reasonable, additional proceeds may also be used to make such an acquisition.

                         THE SWARTZ INVESTMENT AGREEMENT

OVERVIEW

On December 13, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell up to $20 million of our common stock to Swartz, subject to a formula based on stock price and trading volume, from time to time over a three year period beginning on the date that this registration statement is declared effective. We refer to each election by us to sell stock to Swartz as a put right.

PUT RIGHTS

In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right and we must be trading on at least the Over-The-Counter Bulletin Board. Additionally, we must give at least ten but not more than twenty business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock not to exceed $2 million which we will sell to Swartz during the put and/or a minimum purchase price per common share, if applicable, at which Swartz may purchase shares during that put. The designated minimum purchase price per common share, if we chose to specify one, shall be no greater than the lesser of
(i) 80% of the closing bid price of our common stock on the business day prior to the date of the advance put notice or (ii) the closing bid price of our common stock on the business day prior to the date of the advance put notice, minus $.125. The number of common shares sold to Swartz in a given put may not exceed the lesser of:

     - 15% of the aggregate daily reported trading volume, excluding any block trades of 20,000 or more shares of common stock, during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is twenty business days after the date we invoked the put right, excluding, however, certain days where the common shares trade below a minimum price specified by us.
     - 15% of the sum aggregate daily reported trading volumes, excluding block trades of 20,000 or more shares of common stock, for the twenty business days immediately preceding the put date.
     -    The intended put amount, specified in our put notice,
     - The number of our shares, which when multiplied by the put share price, equals $2 million,
     - An amount of put shares, which when added to the number of put shares acquired by the investor during the 61 days preceding the put date would exceed 9.99% of the number of common shares outstanding on a fully diluted basis.

For each common share, Swartz will pay us the lesser of:

     -    the market price for the applicable pricing period, minus $.075 or
     -    91% of the market price for the applicable pricing period.

Market price is defined as the lowest closing bid price for common stock during the pricing period. The pricing period is the period beginning on the business day immediately following the put date and ending on and including the date which is twenty business days after such put date.

We are registering 25,000,000 shares to be sold to Swartz in puts. Therefore, in order for the Company to receive $20,000,000, the average sale price of these shares would need to be $.80. Unless our share price increases drastically, we will need to register additional shares in order to access the $20,000,000 maximum.

Our closing price on the Over-The-Counter Bulletin Board as of March 6, 2001 was $.27. The maximum allowable number of shares per put under the Investment Agreement is 1,500,000 shares. Assuming our trading price remained at its current level, even if we put the maximum allowable shares per put to Swartz under the investment agreement, each put would yield only $292,500 in proceeds to us. The restrictions discussed, such as the restriction limiting the put amount to a percentage of our aggregate trading volume, may operate to prevent us from putting the maximum allowable number of shares. The 30,000,000 shares that Swartz may sell under this prospectus would represent 74.37% of the Company if they were all issued assuming that we don't issue any other shares in the future.

WARRANTS

We have delivered to Swartz warrants to purchase 1,309,000 shares of our common stock at anytime for seven years. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending seven years thereafter. All shares underlying these warrants are being registered in this prospectus.

LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS

Our ability to put shares of our common stock, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include: - We have satisfied all obligations under the agreements entered into between us and Swartz in connection with the Swartz investment agreement;

     - Our common stock is listed and traded on Nasdaq, the O.T.C. Bulletin Board, or an exchange;
     - Our representations and warranties in the Swartz investment agreement are accurate as of the date of each put;
     - We have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any put and upon exercise of warrants;
     - The registration statement for the shares we will be issuing to Swartz must remain effective as of the put date and no stop order with respect to the registration statement is in effect;
     - If the number of shares to be put to Swartz, together with any previously put to Swartz, would equal 20% of all shares of our common stock that would be outstanding upon completion of the put, we must obtain shareholder approval of such excess issuance as required by Nasdaq rules.

Swartz is not required to acquire and pay for any common shares with respect to any particular put for which during the period beginning on the date of the advance put notice and ending on the last day of the pricing period:

     - We have announced or implemented a subdivision or combination of our common stock;
     -    We have paid a common stock dividend;
     - We have made a distribution of all or any portion of our assets between the put notice date and the date the particular put closes; or
     - We have consummated a major transaction between the advance put notice date and the date the particular put closed.

SHORT SALES

Swartz and its affiliates are prohibited from engaging in short sales of our common stock, except that after they have received a put notice, they may sell a number of the shares in long sales or short sales, up to the number of shares specified in the put notice.

CANCELLATION OF PUTS

We must cancel a particular put if between the date of the advance put notice and the last day of the pricing period:

     - We discover an undisclosed material fact that would require the registration statement to be amended or supplemented in order to remain current and effective;

     - The registration statement registering resales of the common shares becomes ineffective; or - Shares are delisted from the then primary exchange.

NON-USAGE FEE

On the last business day of each one year period following the effectiveness of the registration period, if we have not put $1,000,000 of our stock to Swartz, we will be required to pay Swartz a non-usage fee equal to the difference of $50,000 and 10% of the aggregate put amounts to Swartz during the first one year period and $100,000 and 10% of the aggregate put amounts to Swartz during the remaining year periods thereafter.

TERMINATION OF INVESTMENT AGREEMENT

We may terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

RIGHT OF FIRST REFUSAL

During the term of the investment agreement and for 60 days after its termination, we are prohibited from issuing or selling any capital stock or securities convertible into our capital stock for cash in private capital raising transactions, without obtaining the prior written approval of Swartz. In addition, Swartz has the option to for 10 days after receiving notice to purchase such securities on the same terms and conditions.

SWARTZ'S RIGHT OF INDEMNIFICATION

We are obligated to indemnify Swartz, including their affiliates, stockholders, officers, directors, employees and agents, from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Dimensional Visions' common stock has been quoted on the Bulletin Board under the symbol "DVUI.ob" since January 12, 1998. Prior to January 12, 1998, Dimensional Visions' common stock traded under the symbol "DVGL." The following table sets forth the quarterly high and low bid prices of Dimensional Visions' common stock for the periods indicated, after adjusting such prices for Dimensional Visions' 1-for-25 reverse common stock split which was effective January 15, 1998. Bid quotations represent interdealer prices without adjustment for retail markup, markdown and/or commissions and may not necessarily represent actual transactions.

                                                             HIGH          LOW
                                                             ----          ---
FISCAL 1999
     First Quarter.....................................     1 11/32       27/64
     Second Quarter....................................       21/32         1/4
     Third Quarter.....................................        7/16        3/16
     Fourth Quarter....................................       27/32        3/16

FISCAL 2000
     First Quarter.....................................      2 3/16         3/8
     Second Quarter....................................     1 23/32       27/32
     Third Quarter.....................................      2 3/32       13/16
     Fourth Quarter....................................      2 9/32         3/8

FISCAL 2001
     First Quarter.....................................       17/32       17/64
     Second Quarter....................................        7/16         1/8
     Third Quarter (through March 6, 2001).............        5/16         1/8

HOLDERS

As of March 5, 2001, the number of stockholders of record was 469, not including beneficial owners whose shares are held by banks, brokers and other nominees. Dimensional Visions estimates that it has approximately 3,500 stockholders in total.

                                 DIVIDEND POLICY

Dimensional Visions has paid no dividends on its common stock since its inception and does not anticipate or contemplate paying cash dividends in the foreseeable future.

Pursuant to the terms of Dimensional Visions' Series A Convertible Preferred Stock, a 5% annual dividend is due and owing. Pursuant to the terms of Dimensional Visions' Series B Convertible Preferred Stock, an 8% annual dividend is due and owing. As of June 30, 2000, Dimensional Visions has not declared dividends on Series A or B preferred stock. The unpaid cumulative dividends totaled approximately $74,225. See Note 10 of Notes to Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion regarding the financial statements of Dimensional Visions should be read in conjunction with the financial statements of Dimensional Visions included herewith.

OVERVIEW

Dimensional Visions is engaged in the business of manufacturing multi-dimensional marketing promotional products.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis" and our consolidated financial statements and the related notes. We have derived the consolidated financial data for 1996, 1997, 1998, 1999 and 2000 from our audited consolidated financial statements. We believe the unaudited financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the six months ended December 31, 2000, are not necessarily indicative of the results that may be expected for all of 2001. Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive.

                                        YEAR ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED      YEAR ENDED
                                      JUNE 30, 2000   JUNE 30, 1999  JUNE 30, 1998  JUNE 30, 1997   JUNE 30, 1996
                                      -------------   -------------  -------------  -------------   -------------
Operation revenue                      $ 1,008,862     $   741,901     $ 609,392     $   551,517     $ 1,083,897
Net Loss                               $(1,021,145)    $(1,465,812)    $(421,659)    $(2,162,134)    $(2,035,647)
Net Loss per share of common stock*    $      (.18)    $      (.39)    $    (.14)    $     (1.14)    $     (3.34)
Balance Sheet Data:
Working Capital (deficit)              $   205,284     $  (603,946)    $(235,920)    $  (107,952)    $     9,528
Total Assets                           $   885,033     $   397,185     $ 920,841     $   529,520     $ 1,408,919
Total Liabilities                      $   519,112     $ 1,118,740     $ 713,539     $   613,947     $   673,058
Stockholders' equity (deficiency)      $   365,921     $  (721,555)    $ 207,302     $   (84,427)    $   735,861

                                         SIX MONTHS ENDED       SIX MONTHS ENDED
                                         DECEMBER 31, 2000     DECEMBER 31, 1999
                                            (UNAUDITED)           (UNAUDITED)
                                            -----------           -----------
Operation revenue                            $ 162,996           $   300,418
Net Loss                                     $(598,780)          $  (459,051)
Net Loss per share of common stock*          $    (.07)          $      (.09)
Balance Sheet Data:
Working Capital (deficit)                    $(206,620)          $   176,478
Total Assets                                 $ 373,429           $ 1,021,112
Total Liabilities                            $ 415,147           $ 1,027,988
Stockholders' Deficiency                     $ (41,718)          $    (6,876)

* The calculation of earnings per share considers the accumulative dividends in arrears on preferred stock as paid.

PLAN TO ADDRESS GOING CONCERN OPINION

The company's independent certified public accountants' report on the company's consolidated financial statements for the year ended June 30, 2000 contains an explanatory paragraph regarding the company's ability to continue as a going concern. Among the factors cited by the accountants that raised substantial doubt as to the company's ability to continue as a going concern are the company's continued recurring losses from operations and limited sales of its products. The accountants state that the company's ability to continue as a going concern is subject to the attainment of profitable operations or obtaining necessary funding from outside sources. The company has developed a plan to achieve profitability and allay doubts as to its ability to continue as a going concern. This plan includes: (1) increased marketing of its existing products to increase sales; and (2) utilize long term financing through securities offerings.

INCREASED MARKETING. As indicated in the Use of Proceeds, the company will use a portion of the proceeds to expand its sales force and fund product marketing. The company believes these efforts will result in increased sales of its products.

LONG TERM FINANCING THROUGH SECURITIES OFFERINGS. The company has established an equity line agreement with Swartz Private Equity of up to $20,000,000 with common shares and shares underlying warrants registered under this prospectus. This investment agreement is subject to a formula based on our stock price and trading volume. See "The Swartz Investment Agreement". Management believes that proceeds from any offerings using this line, together with our anticipated cash flow from sales of the company's products, will be sufficient to support currently anticipated working capital requirements.

FISCAL YEAR ENDED JUNE 30, 2000, AS COMPARED TO FISCAL YEAR ENDED JUNE 30, 1999

RESULTS OF OPERATIONS

The net loss for the fiscal year ended June 30, 2000, was $1,021,145 compared with a net loss of $1,465,812 for the fiscal year ended June 30, 1999. The gross margin increased from $179,190, representing 24% of fiscal year 1999 operating revenue, to $346,841, representing 34% of fiscal year 2000 operating revenue. Approximately $175,000 of the increase in general and administrative expenses was the result of the amortization of one time consulting contracts paid through the issuance of the Company's common stock. Other general and administrative expense categories that increased significantly were salary, lease expense and stock/proxy related expenses. Marketing expenses decreased from $301,630 in fiscal year 1999, to $110,270 in fiscal year 2000. Marketing salary and commissions decreased by approximately $110,000 and travel and entertainment by $13,000. Management believes that marketing expenses will increase in the fiscal year 2001, as a result of hiring of new sales staff and the beginning of a nationwide marketing campaign. Of the $173,878 of interest expense for the fiscal year 2000, approximately $49,572 was paid with the Company's common stock on June 19, 2000. An additional $116,215 was simultaneously converted with their associated interest.

Revenue for the fiscal year ended June 30, 2000, was $1,008,862 compared to revenue of $741,901 for the fiscal year ended June 30, 1999. Approximately $980,000 or 97% of total revenue for the fiscal year ended June 30, 2000, was from print products compared to $614,000 or 83% of total revenue for the fiscal year ended June 30, 1999. Sales of products and licensing fees for InfoPak, Inc., which include the palm-top computers and associated database software, are continuing to diminish. Management plans to continue to focus its efforts on growing the revenue generated from the 3D/animated print products.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2000, the Company had a working capital of $205,284 compared with a working capital deficiency of $603,946 as of June 30, 1999. The increase in working capital is largely attributable to the increase in cash of approximately $258,000, an increase in account receivable of $270,000, and the conversion of short-term debt and accrued interest into shares of the Company's common stock. During the period ended June 30, 2000,the Company raised a total of $1,050,000 before expenses of approximately $94,500 through the sale of its Series D and Series E Preferred Stock.

The Company extended an offer to its debenture holders and certain creditors to convert their debt to equity in the Company. The offer, which expired on October 15, 1999, permitted the conversion of debt into shares of the Company's common stock at prices ranging from $.25 to $.375 per share. Interest on the debentures accrued at 12% per annum through January 31, 2000. Additionally, certain accounts payable were offered the opportunity to convert their receivables into shares of Dimensional Visions' common stock at $.375 per share. On June 19, 2000, following the effective date of the registration statement, the entire outstanding balance of $720,000 of debentures and $60,748 of accounts payable were converted into shares of the Company's common stock. A total of 2,601,021 shares were issued to convert the accounts payable and the debentures including accrued interest.

Dimensional Visions plans to become profitable through increased sales of its LIVING IMAGE(TM) products while maintaining current or higher gross margins.
The Company has a strong relationship with its printer which includes preferential treatment, the ability to quickly produce products requested by customers, and the resources to significantly expand production without a commensurate increase in expenses. Our current customers are reordering products on a regular basis which reduces our cost of sales. For the fiscal year ended June 30, 1999, eight customers ordered additional products compared to ten customers for the fiscal year ended June 30, 2000. These customers are also increasing their order quantities indicating a growing acceptance of our 3D/animated products in the market place. The Company's three largest customers ordered $64,940, $31,844 and $175,574 worth of products in the fiscal year 1999 compared to $119,571, $159,748 and $538,653 for the fiscal year ended June 30, 2000.

The Company's independent auditors report contained an explanatory paragraph regarding the ability of the Company to continue as a going concern.

SIX MONTHS ENDED DECEMBER 31, 2000, AS COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS

The net loss for the six months ended December 31, 2000 was $598,780, compared to a net loss of $459,051 for the six months ended December 31, 1999. The Company's marketing expenses for the six months ended December 31, 2000 increased by approximately $95,000. This increase is due to the addition of two salesmen along with their travel expenses. The Company's engineering expenses for the six months ended December 31, 2000 increased by approximately $57,000 over the same period last year. This increase was attributed to the increase in the Company's design staff. The Company also increased their general and administrative expenses for the six months ended December 31, 2000 by $44,000 over the six months ended December 31, 1999. The Company attributes this increase to an arbitration settlement of disputed invoices for commissions and the increase in the administrative staff.

Revenue for the six months ended December 31, 2000 was $162, 996 compared to revenue of $300,418 for the six months ended December 31, 1999. Revenue for the six months ended December 31, 1999 was boosted by $103,000 through the sale of Pokemon products that are no longer being ordered. Generally, the sales volume for the six months ended December 31, 2000 without Pokemon was down approximately $34,000.

As a result of the decline in revenue, the Company has reduced its fixed overhead costs by reducing the number of personnel employed by the Company. As of December 31, 2000, the Company's work force has been reduced by six employees which will result in a savings of approximately $100,000 through June 30, 2001.

LIQUIDITY AND CAPITAL RESOURCES

During the six months ended December 31, 2000, the Company collected approximately $310,000 of accounts receivable. Substantially all the cash received and cash on hand was used to support operations. The Company will utilize the secured line of credit to sustain operations until its sales will support the Company's operations and growth. The Company is continually focusing on expanding its customer base through its marketing and sales campaign.

As of December 31, 2000 the Company's financial position is precarious. The Company needs funding in order to maintain current operations and to support growth and sales. The Company has secured a $500,000 line of credit on January 12, 2000 that was obtained by an investor group of existing shareholders of the Company secured by the Company's assets. Additionally, the Company finalized an equity line with Swartz Private Equity, LLC to provide funding through the sale of the Company's common stock. The Company has the right at its sole discretion to put common stock to Swartz, subject to certain limitations and conditions based upon trading volume of the Company's common stock. However, due to the current limited trading volume of the Company's common stock, the Company would not be able to raise significant funding from this arrangement. The put to the investment firm is based upon trading volume and cannot exceed 10% of the volume per trade day.

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

Annual and quarterly fluctuations in Dimensional Visions' results of operations may be caused by the timing and composition of orders from Dimensional Visions' customers and distribution channels. Dimensional Visions' future results also may be affected by a number of factors, including its ability to offer products at competitive prices and to anticipate customer demands. Dimensional Visions' results may also be affected by economic conditions in the geographical areas in which Dimensional Visions operates. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, Dimensional Visions believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

AVAILABLE INFORMATION

Dimensional Visions is presently subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Dimensional Visions has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Dimensional Visions' securities are currently listed on the over-the-counter bulletin board and trading under the symbol "DVUI."

                         BUSINESS OF DIMENSIONAL VISIONS

GENERAL

Dimensional Visions creates and delivers LIVING IMAGE(TM) Solutions for products, packaging and marketing communications.

LIVING IMAGE(TM) Solutions are multi-dimensional (commonly known as "3-D") and/or animated visual effects. These effects may be produced in varying sizes to specified customer applications for companies who want to differentiate their products from the competition. The visual effects are created by viewing multiple images through a series of lenses incorporated into a plastic sheet called lenticular. These lenses work as a viewer which self adjusts to whatever distance the viewer is from the image. Viewed in one direction, the lenses allow the individual to see multiple views of an image simultaneously. These multiple views are seen as being in three dimensions. Alternatively, viewed in the other direction, the lenses restrict the view to a particular image that changes as the piece is moved, thus creating an animation effect (i.e., the picture appears to be moving).

Our objective is to become a dominant marketer, developer and producer of the LIVING IMAGE(TM) in the United States and internationally.

Our LIVING IMAGE(TM) Solutions offer multi-dimensional and/or animated images for the promotion marketing industry, advertising and graphic design industry and original equipment manufacturers throughout the United States.

InfoPak, Inc. is our one active subsidiary company. InfoPak manufactures and markets a hardware/software PACKAGED product line called the "InfoPakSystem(TM)." This system was designed to handle substantial offline information and databases that may require frequent updating.

We have decided to focus all of our resources on our LIVING IMAGE(TM) product line. During Fiscal Year 1999, we retained Chapman Associates, an investment banking firm, to assist us in the sale of our InfoPak, Inc. subsidiary. To date, we have not found a buyer. We will continue to support the operations of InfoPak until it is sold or our Board of Directors decides to discontinue its operations.

Dimensional Visions office and principal place of business is located at 2301 West Dunlap Avenue, Suite 207, Phoenix, Arizona 85021, and its telephone number is (602) 997-1990.

OUR HISTORY

FISCAL YEARS 1988-1994

In 1988 Dimensional Visions Group, Ltd. (Bulletin Board: DVGL) was incorporated in the state of Delaware. Dimensional Visions was headquartered in Philadelphia, Pennsylvania. At that time, Dimensional Visions created its three-dimensional effects by building model sets and photographing these sets using a robotic controlled camera. These photographed images were then prepared for lithographic printing. The process utilized during this timeframe was very expensive and extremely difficult to consistently reproduce quality images. Throughout this period Dimensional Visions tried unsuccessfully to perfect the robotic camera process.

FISCAL YEARS 1995-1997

In 1995 Dimensional Visions acquired InfoPak, Inc. of Phoenix, Arizona ("InfoPak") which is currently our wholly owned subsidiary. InfoPak manufactures and markets a hardware/software package called the "InfoPakSystem(TM)". This system takes existing databases and prepares them for use on a palm-top computer manufactured by InfoPak. It is particularly useful to individuals who need access to information while away from a computer terminal. Therefore, it is marketed to mobile business professionals in the automobile appraisal and real-estate businesses. Automobile appraisal guides are available on the palm-top unit for access at automobile auctions or at car dealership lots. Multiple listing data is similarly available for real estate agents for field access to the home listings.

From 1995 to 1997, Dimensional Visions utilized the software development resources of InfoPak to develop the patent-pending software and systematic digital process for its LIVING IMAGE(TM) Solutions.

FISCAL YEARS 1998-2000

In January 1998 we established our current headquarters in Phoenix, Arizona. Under the leadership of a new executive management team, Dimensional Visions was completely restructured including changing our corporate name to Dimensional Visions Incorporated and changing our stock trading symbol from DVGL to DVUI. At the end of 1997, the company needed to complete private placements of debt and equity to continue operations. As a prerequisite, our investment banking firm, Capital West Investment Group, required the company to replace the upper level management and effect a 1 for 25 reverse stock split.

During this timeframe we sold all of the original robotic photographic equipment to concentrate on the new LIVING IMAGE(TM) (utilizing very high-end Intel based graphic design computers). Our management team believes that the new process is much more cost effective, reproducible, and has a shorter production cycle than the photographic process formerly used by the company. We also believe that it better meets the demands of today's market which requires quick turn around of products from inception to delivery.

STRATEGY

MARKET & PENETRATION

Multi-dimensional and/or animated images are being utilized today by Dimensional Visions' clients. The images are used because they combine depth and movement to attract the consumer's attention and potentially increase their sales.

LIVING IMAGE(TM) solutions have and will be (a) integrated onto products (for example: affixed to yearbooks, children's portfolio cover's, etc), (b) integrated onto product packaging (for example: affixed to cereal boxes, CD packages, etc), and (c) integrated onto marketing communications for products and services (for example: affixed to annual reports, etc). We define the market for our LIVING IMAGE(TM) as the following major markets in the United States:

*    Specially selected Original Equipment Manufacturers
*    Specially selected Promotional Marketing Firms
* Specially selected Advertising & Graphics Design Firms (less newspaper, radio and TV)

Dimensional Visions believes that the market for LIVING IMAGE(TM) is in its infancy particularly with the advent of new high-end Intel based graphic design computers and improved lenticular plastic extrusion capabilities. With these advances, coupled with the best-integrated software methodology and marketing strategy, we believe Dimensional Visions can be a market leader.

Dimensional Visions estimates that the market universe for its LIVING IMAGE(TM) is as follows:

* ORIGINAL EQUIPMENT MANUFACTURERS: Our revenues for the fiscal year ended June 30, 2000, from the original manufacturers were approximately 91% of our total revenue.

* PROMOTION MARKETING INDUSTRY: According to PROMO MAGAZINE article titled The 1998 Annual Report, the estimated 1997 revenue for the promotion marketing industry was $79.5 billion. This article can be found archived on their website at WWW.PROMOMAGAZINE.COM. Dimensional Visions believes that the Premium/Incentives, Point of Purchase, Specialty Printing, and Agencies Net Revenues categories, which account for over $43.7 billion, are potential users of the LIVING IMAGE(TM) Solutions. Our revenues for the fiscal year ended June 30, 2000 from this market were approximately 9%.

* ADVERTISING INDUSTRY: According to ADVERTISING AGE article on May 18, 1998, the 1997 advertising revenue in the U.S. totaled over $187.6 billion. The article, titled 1997 U.S. ADVERTISING VOLUME (COEN/MCCANN-ERICKSON), can be found on their website at WWW.ADAGE.COM. We believe that newspapers, magazines, direct mail, business papers, and miscellaneous other advertising methods are potential users of the LIVING IMAGE(TM) Solutions. These categories make up over $116.4 billion or 62% of total advertising revenues.

PRODUCTION

Dimensional Visions controls or supervises all phases of the production of its LIVING IMAGE(TM) products from the image development and computerized enhancement phases through the color separation and printing phases. Images are provided to us by our clients in many formats including digitally in graphic file formats and photographically in pictures or transparencies. Photographic images are scanned into the computer to be modified and enhanced. Through a proprietary process, several images are composited together to generate a final image that will appear as a three-dimensional and/or animation image when viewed through a lenticular material. "Lenticular" is a plastic optical material that allows the three-dimensional and/or animation image to be viewed without the use of any viewing apparatus such as glasses or hoods. The digital files are forwarded to Travel Tags, our primary printer, or other commercial printer, where, through the lithographic process, the images are printed on a polymer based lenticular material which focuses the multi-dimensional or animation images. Printing is done under the supervision of Dimensional Visions. The lenticular material is supplied by producers in the petrochemical and plastic fabricating industries directly to our printer. Dimensional Visions has no long-term contracts with its printers.

COMPETITION

Other processes currently are available which allow a viewer to perceive an image in three-dimensions, including those which employ stereoscopic glasses and viewing hoods and other processes, and holograms and other three-dimensional image systems which do not require the use of viewing apparatus. Dimensional Visions is aware of at least two companies, Optigraphics, Inc. and National Graphics, Inc., which compete with our products. Our products may be more expensive than conventional, high quality, two-dimensional prints and for this reason, high quality, conventional processes and methods may be favored for many, if not most, illustration and promotion contexts. Color lenticular images are less expensive than other forms of three-dimensional prints.

PATENTS, TRADEMARKS AND PROPRIETARY PROTECTION

The company filed a patent application on February 15, 1999 for its Living Image(TM) software and print system. The company believes that the patent will issue within two years.

Dimensional Visions has received trademark registration of DV3D(R) and has submitted a trademark application for Animotion(TM) and LIVING IMAGE(TM) which we believe will issue within the next 24 months as well.

EMPLOYEES

As of the date of this prospectus, we had six employees, including three in management, one of whom is involved in product development and manufacturing, one in marketing and sales, and one in finance. Dimensional Visions is not a party to any collective bargaining agreements. Dimensional Visions considers its relations with employees to be good.

PROPERTIES

We lease approximately 3,100 square feet of office space at 2301 W. Dunlap Avenue, Suite 207 in Phoenix, Arizona. This location serves as our principal executive offices and our current design and production facilities. The total lease payments for fiscal year 2001 will be $48,050. The lease also requires us to pay all taxes and insurance and expires on December 31, 2003.

LITIGATION

To the best knowledge of our management, there are no material litigation matters pending or threatened against us.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and officers of Dimensional Visions as of the date of this prospectus are as follows:

     NAME              AGE               POSITION
     ----              ---               --------
John D. McPhilimy      57   Director, Chairman of the Board of Directors
                            and Chief Executive Officer
Roy D. Pringle         33   Vice President, Chief Financial Officer and Director
Bruce D. Sandig        41   Senior Vice President Engineering and Director
Susan A. Perlow        50   Director
Lisa R. McPhilimy      26   Vice President, Controller
Ronald L. Chilston     45   Vice President of Business Development

----------
Mr. John McPhilimy was appointed as a Director, President, and Chief Executive Officer of Dimensional Visions in November 1997. In January 1998, he was appointed Chairman of the Board. From January 1995 until November 1997, Mr. McPhilimy served as President of Selah Information Systems, Inc., Mesa, Arizona, a company involved in information systems. From March 1992 to December 1995, Mr. McPhilimy served as President of Travel Teller, Inc. Mr. McPhilimy has over 30 years of executive and marketing experience in high-technology industries such as aerospace, air transportation, and electronic telecommunication networks with Bell Helicopter Textron, Aerospatiale, Executive Jet Aviation, Travel Teller Inc., Marketing Works, and Selah Information Systems. Over the last 15 years he has been responsible for implementing marketing strategies of NetJets and Travel Teller, which created the new industries of "nationwide fractional ownership of business jets" and "electronic ticket delivery networks," respectively.

Mr. Roy D. Pringle was appointed as Vice President, Chief Financial Officer, and Chief Information Officer of Dimensional Visions in November 1997, and provides overall integrated enterprise-wide financial management systems for Dimensional Visions. Mr. Pringle has worked for InfoPak, Inc. since June 1992. Mr. Pringle holds a master's degree from the American Graduate School of International Management. Prior to joining InfoPak, he was President and founder of a small software company, Signature Software.

Mr. Bruce D. Sandig was appointed as a Director of Dimensional Visions in January 1998 and as Senior-Vice President of Creative Design and Production Engineering of Dimensional Visions in November 1997 and provides overall development and integration of the DV3D(R)and Animotion(TM) Multi-Dimensional Images systems. Mr. Sandig was a co-founder of InfoPak in 1992. Mr. Sandig has over 15 years experience in electro-mechanical and software engineering/design with such companies as Universal Propulsion Company, Kroy, Inc., Dial Manufacturing, and Softie, Inc., where he also created several proprietary software games for Nintendo.

Ms. Susan A. Perlow has served as Director of Dimensional Visions since January 1998. Since January 1998 she has served as Managing Principal Consultant for Oracle, Inc. She served as Director of Business Processing from March 1995 to December 1997 for AmKor Electronics.

Mrs. Lisa R. McPhilimy, daughter-in-law of John McPhilimy, CEO, is Vice President & Controller and provides overall integrated financial management and reporting for the company. She is a Certified Public Accountant and a graduate of Ohio University. She has over 5 years experience in financial management and is responsible for the Securities & Exchange Commission reporting required as a publicly held company.

Mr. Ronald L. Chilston is Vice President of Business Development and provides overall integrated sales of our LivingImage(TM) Marketing Communication Solutions for the company. He has over 25 years of sales and operations experience in the photographic printing industry. He is in charge of our national direct sales for the LivingImage(TM) Marketing Communication Solutions, as well as, coordinating the national sales effort of both Anderson Litho and Photobition-Phoenix & their collective 50+ sales people.

There is currently one committee on the Board of Directors. The Audit Committee is comprised of Ms. Perlow and Mr. Pringle.

Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by or paid to Dimensional Visions' Chief Executive Officer for the fiscal year ended June 30, 2000. No officer of Dimensional Visions earned more than $100,000 in the fiscal year ended June 30, 2000.

                                                                               LONG TERM COMPENSATION
                                                                     ------------------------------------------
                                     ANNUAL COMPENSATION                      AWARDS                  PAYOUTS
                              -----------------------------------    ---------------------------    -----------
                                                     OTHER ANNUAL    RESTRICTED    SECURITIES                      ALL OTHER
                                                        COMPEN-        STOCK       UNDERLYING          LTIP         COMPEN-
                       YEAR    SALARY($)   BONUS($)    SATION($)      AWARDS($)  OPTIONS/SARS(#)     PAYOUTS($)    SATION($)
                       ----    ---------   --------    ---------      ---------  ---------------     ----------    ---------
John D. McPhilimy      1999    $89,250     $    0          $0           $0             --                $0           $0
                       2000    $90,000     $7,500          $0           $0             --                $0           $0


                   OPTIONS/SAR GRANTS IN THE FISCAL YEAR 2000
                                INDIVIDUAL GRANTS

                                  NUMBER OF
                                 SECURITIES            % OF TOTAL
                                 UNDERLYING       OPTIONS/SARS GRANTED
                                 OPTION/SARS        TO EMPLOYEES IN      EXERCISE OR BASE     EXPIRATION
    NAME               YEAR      GRANTED(#)           FISCAL YEAR        PRICE ($/SHARE)         DATE
    ----               ----      ----------           -----------        ---------------         ----
John D. McPhilimy      2000        550,000                41.9                 .25             1/27/05

 AGGREGATED OPTIONS/SAR EXERCISES IN THE FISCAL YEAR 2000 AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES        VALUE OF
                                                                UNDERLYING EXERCISED        UNEXERCISED
                                    SHARES                    OPTIONS/SARS AT FY-END(#)    IN-THE-MONEY
                                   ACQUIRED ON      VALUE           EXERCISABLE/            OPTIONS/SARS
       NAME                YEAR    EXERCISE(#)     REALIZED        UNEXERCISABLE            AT FY-END ($)
       ----                ----    -----------     --------        -------------            -------------
John D. McPhilimy          2000       --              0          1,000,000(E)/0(U)           $147,500

EMPLOYMENT AND RELATED AGREEMENTS

None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and Bylaws of Dimensional Visions provide that Dimensional Visions will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer or agent of Dimensional Visions, or who serves or served any other enterprise or organization at the request of Dimensional Visions (an "Indemnitee"). Under Delaware law, to the extent that an Indemnitee is successful on the merits of a suit or proceeding brought against him or her by reason of the fact that he or she was a director, officer or agent of Dimensional Visions, or serves or served any other enterprise or organization at the request of Dimensional Visions, Dimensional Visions will indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dimensional Visions, and, with respect to any criminal action, had no reasonable cause to believe his other conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of Dimensional Visions, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dimensional Visions except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to Dimensional Visions, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by Dimensional Visions in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Dimensional Visions. Dimensional Visions may also advance expenses incurred by other employees and agents of Dimensional Visions upon such terms and conditions, if any, that the Board of Directors of Dimensional Visions deems appropriate. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling Dimensional Visions pursuant to the foregoing provisions, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN TRANSACTIONS

The Company entered into loan agreement with John McPhilimy on July 12, 2000. The principle amount of the loan is $5,000 due June 30, 2001 with 6% interest.

The Company entered into a loan agreement with Bruce Sandig on July 12, 2000. The principle amount of the loan is $7,000 due June 30, 2001 with 6% interest.

STOCK OPTION PLANS

1996 EQUITY INCENTIVE PLAN

In June 1996, Dimensional Visions adopted the 1996 Equity Incentive Plan (the "1996 Plan") covering 10,000,000 shares of Dimensional Visions' common stock pursuant to which employees, consultants and other persons or entities who were in a position to make a significant contribution to the success of Dimensional Visions were eligible to receive awards in the form of incentive or non-incentive options, stock appreciation rights, restricted stock or deferred stock. The 1996 Plan will terminate ten years after June 12, 1996, the effective date of the 1996 Plan. The 1996 Plan is administered by the Board of Directors. In its discretion, the Board of Directors may elect to administer the 1996 Plan. Restricted stock entitles the recipients to receive shares of Dimensional Visions' common stock subject to such restriction and condition as the Compensation Committee may determine for no consideration or such considerations as determined by the Compensation Committee. Deferred stock entitles the recipients to receive shares of Dimensional Visions' common stock in the future. As of the date of this prospectus, 5,002,978 shares have been issued pursuant to this plan. The company has decided that it will not issue any additional shares under the 1996 Plan, but will instead issue options under its 1999 Stock Option Plan.

1999 STOCK OPTION PLAN

On November 15, 1999, the Board of Directors of Dimensional Visions adopted the 1999 Stock Option Plan (the "1999 Plan"). This plan was approved by a majority of our stockholders at our January 28, 2000, stockholders' meeting. The purpose of the 1999 Plan is to advance the interests of the company by encouraging and enabling acquisition of a financial interest in the company by its officers and other key individuals. The 1999 Plan is intended to aid the company in attracting and retaining key employees, to stimulate the efforts of such individuals and to strengthen their desire to remain with the company. A maximum of 1,500,000 shares of the company's common stock are available to be issued under the 1999 Plan. The option exercise price will be 100% of the fair market value of the company's common stock on the date the option is granted and will be exercisable for a period not to exceed 10 years from the date of grant. No options have been issued to date.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the shares of Dimensional Visions' outstanding common stock beneficially owned as of the date of this prospectus by (i) each of Dimensional Visions' directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by Dimensional Visions to own beneficially more than 5% of Dimensional Visions' common stock.

NAME AND ADDRESS                         AMOUNT AND NATURE OF        PERCENT
OF BENEFICIAL OWNERS(1)                 BENEFICIAL OWNERSHIP(2)    OWNERSHIP(2)
-----------------------                 -----------------------    ------------

John D. McPhilimy                            2,385,000(3)             18.8%
127 W. Fellars Dr
Phoenix, AZ 85023

Bruce D. Sandig                              1,700,000(4)             14.1%
5801 N 14th St
Phoenix, AZ 85014

Roy D. Pringle                               1,506,047(5)             12.7%
4915 W. Marco Polo Rd
Glendale, AZ 85308

Susan A. Perlow                                 75,000(6)              0.7%
26210 S. Lime Drive
Queen Creek, AZ 85242

Lisa R. McPhilimy                              550,000(7)              5.1%
2906 E. Leland St
Mesa, AZ 85213

Ronald Chilston                                400,000(8)              3.7%
3612 N 21st St Dr
Phoenix, AZ 85015

All executive officers and directors
as a group (6 persons)                       6,616,047                39.1%

----------
(1) Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him or her, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each of such persons may be reached through Dimensional Visions at 2301 W. Dunlap Avenue, Suite 207, Phoenix, Arizona 85021.

(2) The percentages shown are calculated based upon the 10,339,873 shares of common stock outstanding as of the date of this prospectus. The numbers and percentages shown include the shares of common stock actually owned as of the date of this prospectus and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of the date of this prospectus upon the exercise of options and warrants, or the conversion of preferred stock, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3) Mr. McPhilimy has warrants to purchase 385,000 shares of Dimensional Visions' common stock at an exercise price of $.20 until October 28, 2003. He also has warrants to purchase 2,000,000 shares of common stock at an exercise price of $.125 until January 1, 2008, which are zero percent vested. On July 1, 2001, 25% of the warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001 or upon the discretion of the Board of Directors. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable.
(4) Mr. Sandig ownes 10,000 shares of Dimensional Visions' common stock. Also included in the amount are common stock purchase warrants to purchase 230,000 shares of Dimensional Visions' common stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 460,000 shares of common stock at an exercise price of $.25 until January 27, 2005. He also has warrants to purchase 1,000,000 shares of common stock at an exercise price of $.125 until January 1, 2008, which are zero percent vested. On July 1, 2001, 25% of the warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001 or upon the discretion of the Board of Directors. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable.
(5) Mr. Pringle owns 6,047 shares of Dimensional Visions' common stock. Also included in the amount are common stock purchase warrants to purchase 210,000 shares of Dimensional Visions' common stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 290,000 shares of common stock at an exercise price of $.25 until January 27, 2005. He also has warrants to purchase 1,000,000 shares of common stock at an exercise price of $.125 until January 1, 2008, which are zero percent vested. On July 1, 2001, 25% of the warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001 or upon the discretion of the Board of Directors. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable.
(6) Ms. Perlow has warrants to purchase 40,000 shares of Dimensional Visions' common stock at an exercise price of $.50 until October 28, 2003 and warrants to purchase 35,000 shares of common stock at an exercise price of $.25 until January 27, 2005.
(7) Ms. McPhilimy has warrants to purchase 18,334 shares of Dimensional Visions' common stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 31,666 shares of common stock at an exercise price of $.25 until January 27, 2005. She also has warrants to purchase 500,000 shares of common stock at an exercise price of $.125 until January 1, 2008, which are zero percent vested. On July 1, 2001, 25% of the warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001 or upon the discretion of the Board of Directors. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable.
(8) Mr. Chilston has warrants to purchase 400,000 shares of common stock at an exercise price of $.125 until January 1, 2008, which are zero percent vested. On July 1, 2001, 25% of the warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001 or upon the discretion of the Board of Directors. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable.

                              SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock which may be offered for sale from time to time by the selling stockholders. The shares offered for sale constitute all of the shares of common stock known to Dimensional Visions to be beneficially owned by the selling stockholders. Other than as indicated, to the best of management's knowledge, none of the selling stockholders has or have any material relationship with Dimensional Visions.

                                                   SHARES OF       PERCENTAGE
                                                 COMMON STOCK     OWNED IF MORE
NAME OF SELLING STOCKHOLDER                       OFFERED (1)        THAN 1%
---------------------------                       -----------        -------

Donald John Casey Family Trust                       2,812             --
Kent Casey                                           3,545             --
Mark Casey                                           3,125             --
Robert Casey                                           833             --
Edward Conn                                            500             --
Keith Denner                                         1,250             --
Evjen Profit Sharing Plan                           15,000             --
Fideltiy Insurance Co. Ltd/B9-2206A                  2,500             --
Roy A. Kite                                         30,000             --
Janice Casey Larsen                                    312             --
Larry Peery                                          3,750             --
Dennis & Diane Schlegel                              3,250             --
Michael Shapiro                                      3,125             --
Eugene Snowden                                      75,000             --
Southwest Ventures                                   1,250             --
VMR Profit Sharing                                   9,375             --
Charles Wafer                                       12,500             --
Mark Ward                                            2,500             --
Watson Revocable Trust Dated 1/20/99                 1,330             --
Pamela Wilson                                          250             --
Dale Riker (3)                                   1,150,000            6.3
Russ Ritchie (4)                                 1,150,000            2.4
Swartz Private Equity, LLC (5)                  26,309,000           11.2
John D. McPhilimy (2) (6)                        2,000,000           18.8
Bruce D. Sandig (2) (7)                          1,000,000           14.1
Roy D. Pringle (2) (8)                           1,000,000           12.7
Lisa R. McPhilimy (2)(9)                           400,000            5.1
Ron Chilston (2)(10)                               400,000            3.7
Michael J. McPhilimy (2)(11)                       100,000            5.1
                                                ----------
Total                                           33,681,207
                                                ==========

----------
(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2) Indicates common shares issuable upon exercise of warrants that become vested if the company is profitable for the fiscal year ended June 30, 2001 or upon the discretion of the Board of Directors.
(3) Includes 25,000 shares in common stock, 175,000 shares held upon exercise of warrants, 200,000 shares held upon exercise of warrants to be issued pursuant to an investment agreement and 750,000 shares held upon conversion of debt pursuant to an investment agreement.
(4) Includes 25,000 shares in common stock, 175,000 shares held upon exercise of warrants, 200,000 shares held upon exercise of warrants to be issued pursuant to an investment agreement and 750,000 shares held upon conversion of debt pursuant to an investment agreement.
(5) This number includes 1,309,000 shares of common stock issuable upon exercise of warrants which are currently outstanding. This number also includes (solely for purposes of this prospectus) up to an aggregate of 25,000,000 shares of our common stock that we may sell to Swartz under the Swartz investment agreement. These shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz. Eric S. Swartz holds investment and voting control of the shares held by Swartz.
(6) John D. McPhilimy is the President and Chief Executive Officer of the company.
(7)  Bruce D. Sandig is a Senior Vice President of the company.
(8) Roy D. Pringle is a Vice President and Chief Financial Officer of the company.
(9)  Lisa R. McPhilimy is a Vice President and Controller of the company.
(10) Ron Chilston is the Vice President of Business Development of the company.
(11) Michael J. McPhilimy is an employee of the company.

                              PLAN OF DISTRIBUTION

This prospectus involves an offering that relates to:

     - The possible sale from time to time of 25,000,000 shares and 1,309,000 shares underlying warrants by Swartz Private Equity, LLC pursuant to an investment agreement,

     - The possible sale from time to time of 50,000 shares, 350,000 shares underlying warrants, 400,000 shares underlying warrants to be issued pursuant to an investment agreement and 1,500,000 shares held upon conversion of debt pursuant to a line of credit investment agreement with an investor group consisting on Dale Riker and Russ Ritchie.

     - The possible sale from time to time of 4,900,000 shares underlying warrants to be issued to the employees of the Company if we are profitable at June 30, 2001 or upon the discretion of the Board of Directors.

     - The possible sale from time to time by other selling shareholders of Dimensional Visions, Inc. of up to 172,207 shares of common stock of Dimensional Visions.

SWARTZ PRIVATE EQUITY, LLC

This prospectus is registering the possible sale from time to time of 25,000,000 shares and 1,309,000 shares underlying warrants by Swartz. Pursuant to our investment agreement with Swartz Private Equity, LLC, we can place puts to them of our common stock of up to $20,000,000. The dollar amount of each sale is limited by our common stock's trading volume and a minimum period of time since the last sale. Each sale will be to Swartz. In turn, Swartz may sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio.

SELLING SHAREHOLDERS

The shares will be offered and sold by the selling stockholders for their own accounts. Dimensional Visions will not receive any of the proceeds from the sale of the shares pursuant to this prospectus other than from the exercise of warrants or the conversion of debt. Dimensional Visions will pay all of the expenses of the registration of the shares, but shall not pay any commissions, discounts, and fees of underwriters, dealers, or agents.

The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders may effect the distribution of the common stock in one or more of the following methods:

     -    ordinary brokers transactions, which may include long or short sales;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

     - "at the market" to or through market makers or into an existing market for the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

     -    any combination of the above, or by any other legally available means.

In addition, the selling shareholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commission from the selling shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

Swartz is, and each remaining selling shareholder and any broker-dealers acting in connection with the sale of the common stock by this prospectus may be deemed to be, an underwriter within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of common stock as principals may be underwriting compensation under the Securities Act. Neither the selling shareholders nor we can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

The selling shareholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. Swartz has, before any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

We cannot assure you that the selling shareholders will sell any or all of the shares of common stock offered by the selling shareholders.

In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of Dimensional Visions currently consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

Dimensional Visions' transfer agent is American Stock Transfer & Trust Corporation, 59 Maiden Lane, New York, New York 10007.

The following summary of certain terms of Dimensional Visions' securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Dimensional Visions' Articles of Incorporation and Bylaws.

COMMON STOCK

As of the date of this prospectus, there are 10,339,873 shares of common stock outstanding.

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of Dimensional Visions' assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until Dimensional Visions is profitable.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Dimensional Visions. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

SERIES A PREFERRED STOCK

The company's Series A Convertible 5% Preferred Stock, 100,000 shares authorized, is convertible into common stock at the rate of 1.6 shares of common stock for each share of the Series A Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid. The Series A Preferred were issued for the purpose of raising operating funds. As of the date of this prospectus, there are 15,500 shares of Series A Convertible 5% Preferred Stock outstanding.

SERIES B PREFERRED STOCK

The company's Series B Convertible 8% Preferred Stock, 200,000 shares authorized, is convertible into common stock at the rate of four shares of common stock for each share of the Series B Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid. The Series B Preferred were issued for the purpose of raising operating fund. Shares of Series B Preferred were issued to holders of warrants to purchase such preferred stock. The funding for the exercise of these warrants was the exchange of 1,907,000 of principal amount of secured and unsecured notes. As of the date of this prospectus, there are 3,500 shares of Series B Convertible 8% Preferred Stock outstanding.

SERIES C PREFERRED STOCK

The company's Series C Convertible Preferred Stock is convertible at a rate of
0.4 shares of common stock per share of Series C Preferred and was issued to certain holders of the company's 10% Secured Notes in lieu of accrued interest. Shares of Series C Preferred were also issued in exchange for $262,750 of interest due under secured and unsecured notes. As of the date of this prospectus, there are 13,404 shares of Series C Convertible Preferred Stock outstanding.

SERIES D PREFERRED STOCK

The company's Series D Convertible Preferred Stock is convertible at a rate of two shares of common stock per share of Series D Preferred and was issued for the purpose of raising operating funds. As of the date of this prospectus, there are 180,000 shares of Series D Convertible Preferred Stock outstanding.

SERIES E PREFERRED STOCK

The company's Series E Convertible Preferred Stock is convertible at a rate of one share of common stock per share of Series E Preferred and was issued for the purpose of raising operating funds. As of the date of this prospectus, there are 275,000 shares of Series E Convertible Preferred Stock outstanding.

SERIES P PREFERRED STOCK

The company's Series P Convertible Preferred Stock is convertible at a rate of
0.4 shares of common stock per share of Series P Preferred. The Series P Preferred was issued on September 2, 1995, to InfoPak stockholders in exchange for (1) all of the outstanding capital stock of InfoPak, (2) as signing bonuses for certain employees and a consultant of InfoPak, and (3) to satisfy InfoPak's outstanding debt obligations to certain stockholders. As of the date of this prospectus, there are 86,640 shares of Series P Convertible Preferred Stock outstanding.

WARRANTS AND OPTIONS

As of March 6, 2001, there are 10,690,343 warrants issued and outstanding expiring at various times until January 1, 2008. The exercise prices vary from $.10 to $12.50 per share with a weighted average exercise price of $.25 per share. Officers and directors of the company own 6,600,000 of the 10,690,343 issued and outstanding warrants with a weighted average exercise price of $.15 per share. Of these 6,600,000 warrants, 4,900,000 are part of incentive warrants for the officers. On July 1, 2001, 25% of these warrants will fully vest provided Dimensional Visions has a positive net income for the fiscal year ending June 30, 2001. The remaining warrants will vest at a rate of 18.75% of the total warrants for each consecutive quarter that the company is profitable. The warrants would also vest if the Company were to have a change in control before June 30, 2001 or upon the discretion of the Board of Directors. Other individuals or entities own the other 4,090,343 warrants which have a weighted average exercise price of $.42 per share.

                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Dimensional Visions by Senn Palumbo Meulemans, LLP, Irvine, California.

                                     EXPERTS

The Financial Statements of Dimensional Visions for the fiscal years ended June 30, 2000 and June 30, 1999, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the reports of Kopple & Gottlieb, LLP and Gitomer & Berenholz, P.C., appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY

                       YEARS ENDED JUNE 30, 2000 AND 1999
                                       AND
                   SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditors' Report                                                 F-2

Consolidated Financial Statements

     Balance Sheets                                                          F-4

     Statements of Operations                                                F-5

     Statements of Stockholders' Equity (Deficiency)                         F-6

     Statements of Cash Flows                                               F-10

     Notes to Consolidated Financial Statements                             F-14

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Dimensional Visions Incorporated and Subsidiary
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of Dimensional Visions Incorporated and Subsidiary (the "Company") as of June 30, 2000, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dimensional Visions Incorporated and Subsidiary as of June 30, 2000 and the results of their operations and their cash flows for the period ended June 30, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has financed its operations primarily through the sale of its securities. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has limited sales of its products, which raises substantial doubt about the Company's ability to continue as a going concern. The future of the Company as an operating business will depend on its ability ability to (1) successfully market its products, (2) obtain sufficient capital contributions and/or financing as may be required to sustain its current operations and fulfill its sales and marketing activities, (3) achieve a level of sales adequate to support the Company's cost structure, and (4) ultimately achieve a level of profitability. Management's plan concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kopple & Gottlieb, LLP

KOPPLE & GOTTLIEB, LLP

Jenkintown, Pennsylvania
September 1, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Dimensional Visions Incorporated and Subsidiary
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of Dimensional Visions Incorporated and Subsidiary (the "Company") as of June 30, 1999 (not presented herein), and the related consolidated statement of operations, stockholders' equity (deficiency), and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dimensional Visions Incorporated and Subsidiary as of June 30, 2000 and the results of their operations and their cash flows for the year ended June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has financed its operations primarily through the sale of its securities. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has limited sales of its products, which raises substantial doubt about the Company's ability to continue as a going concern. The future of the Company as an operating business will depend on its ability to
(1) successfully market its products, (2) obtain sufficient capital contributions and/or financing as may be required to sustain its current operations and fulfill its sales and marketing activities, (3) achieve a level of sales adequate to support the Company's cost structure, and (4) ultimately achieve a level of profitability. Management's plan concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ GITOMER & BERENHOLZ, P.C.


Huntingdon Valley, Pennsylvania
October 7, 1999

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                              December 31,        June 30,
                                                                                 2000               2000
                                                                             ------------       ------------
                                                                              (Unaudited)
                                     ASSETS
Current assets
  Cash                                                                       $     14,129       $    276,333
  Notes receivable, net of allowance for bad debts of $443,699                         --                 --
  Notes receivable, officers                                                       12,341                 --
  Accounts receivable, trade, net of allowance for bad debts of $11,833           116,100            350,493
  Prepaid expenses                                                                  6,593              9,227
                                                                             ------------       ------------
        Total current assets                                                      149,163            636,053
                                                                             ------------       ------------
Equipment
  Equipment                                                                       479,972            479,372
  Furniture and fixtures                                                           49,329             46,944
                                                                             ------------       ------------
                                                                                  529,301            526,316
  Less accumulated depreciation                                                   334,624            308,963
                                                                             ------------       ------------
                                                                                  194,677            217,353
                                                                             ------------       ------------
Other assets
  Patent rights and other assets                                                   29,589             31,627
                                                                             ------------       ------------
        Total assets                                                         $    373,429       $    885,033
                                                                             ============       ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
  Current portion of obligations under capital leases                        $     55,559       $     50,962
  Accounts payable, accrued expenses and other liabilities                        300,224            379,807
                                                                             ------------       ------------
    Total current liabilities                                                     355,783            430,769
                                                                             ------------       ------------
Obligations under capital leases, net of current portion                           59,364             88,343
                                                                             ------------       ------------
    Total liabilities                                                             415,147            519,112
                                                                             ------------       ------------
Commitments and contingencies                                                          --                 --

Stockholders' equity
  Preferred stock - $.001 par value, authorized 10,000,000 shares;
   issued and outstanding 574,044 at December 31, 2000, and
   1,146,044 shares at June 30, 2000                                                  574              1,146
  Additional paid-in capital                                                      953,843          1,474,295
                                                                             ------------       ------------
                                                                                  954,417          1,475,441
  Common stock - $.001 par value, authorized 100,000,000 shares;
   issued and outstanding 10,259,873 at December 31, 2000 and
    8,934,916 shares at June 30, 2000                                              10,260              8,935
  Additional paid-in capital                                                   21,506,592         20,885,581
  Deficit                                                                     (22,427,533)       (21,828,753)
                                                                             ------------       ------------
        Total stockholders' equity (deficiency) before deferred
         consulting  contracts                                                     43,736           (541,204)
  Deferred consulting contracts                                                   (85,454)          (175,283)
                                                                             ------------       ------------
        Total stockholders' equity (deficiency)                                   (41,718)           365,921)
                                                                             ------------       ------------
        Total liabilities and stockholders' equity (deficiency)              $    373,429       $    885,033
                                                                             ============       ============

                 See notes to consolidated financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Six Months Ended December 31,           Year Ended June 30,
                                                 -----------------------------       ---------------------------
                                                     2000              1999              2000              1999
                                                 -----------       -----------       -----------       -----------
                                                 (Unaudited)       (Unaudited)
Operating revenue                                $   162,996       $   300,418       $ 1,008,862       $   741,901
Cost of sales                                        106,475           193,261           662,021           562,711
                                                 -----------       -----------       -----------       -----------
Gross profit                                          56,521           107,157           346,841           179,190
Operating expenses
  Engineering and development costs                  134,562            77,152           169,895           146,480
  Marketing expenses                                 120,116            25,367           129,520           301,630
  General and administrative expenses                392,754           348,577           852,140           605,347
                                                 -----------       -----------       -----------       -----------
    Total operating expenses                         647,432           451,096         1,151,555         1,053,457
                                                 -----------       -----------       -----------       -----------
Loss before other income (expenses)                 (590,911)         (343,939)         (804,714)         (874,267)
                                                 -----------       -----------       -----------       -----------
Other income (expenses)
  Interest expense                                   (10,627)         (120,196)         (173,878)         (207,727)
  Interest income                                      2,758             5,084            14,779            18,188
  Bad debt expense on notes receivable                    --                --           (57,332)         (402,006)
                                                 -----------       -----------       -----------       -----------
                                                      (7,869)         (115,112)         (216,431)         (591,545)
                                                 -----------       -----------       -----------       -----------
Net loss                                            (598,780)         (459,051)       (1,021,145)       (1,465,812)

Dividends in arrears on preferred stock              (74,225)          (88,050)          (74,225)          (88,050)
                                                 -----------       -----------       -----------       -----------
Net loss available to common shareholders        $  (673,005)      $  (547,101)      $(1,095,370)      $(1,553,862)
                                                 ===========       ===========       ===========       ===========
Loss per share
  Basic and diluted loss per common share        $      (.07)      $      (.09)      $      (.18)      $      (.39)
                                                 ===========       ===========       ===========       ===========
Shares used in computing net loss per share        9,620,342         5,759,686         6,052,835         3,973,118
                                                 ===========       ===========       ===========       ===========

                 See notes to consolidated financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                    Preferred Stock                     Common Stock
                                    $(.001 Par Value)   Additional    $(.001 Par Value)   Additional
                                    ----------------     Paid-in     ------------------    Paid-in
                                    Shares    Amount     Capital      Shares     Amount     Capital       Deficit         Total
                                    -------    -----    ---------    ---------   ------   -----------   ------------    -----------
Balance, July 1, 1998               133,321    $ 133    $ 683,278    3,612,101   $3,612   $18,862,075   $(19,341,796)   $   207,302

Conversion of 1,500 shares
Series B convertible preferred
stock valued at $15,000 into
6,000 shares of the Company's
common stock                         (1,500)      (1)     (14,999)       6,000        6        14,994             --             --

Conversion of 1,011 shares
Series C convertible preferred
stock valued at $10,110 into
47,390 shares of the Company's
common stock                         (1,011)      (1)     (10,109)         403       --        10,110             --             --

Issuance of 1,519,688 shares
of the Company's common stock
to consultants for services
valued at $320,593                       --       --           --    1,519,688    1,520       319,073             --        320,593

Issuance of 485,000 warrants
to purchase 485,000 shares of
the Company's common stock at
$.50 per share for a three and
a half year period commencing
January 16, 1998 in connection
with the issuance of convertible
debentures due July 31, 2001
Black Scholes option pricing
model was used to value the
warrants                                 --       --           --           --       --       310,850             --        310,850

Issuance of 85,000 warrants to
purchase 85,000 shares of the
Company's common stock at $.25
per share and issuance of
150,000 warrants to purchase
150,000 shares of the Company's
common stock at $.10 per share
for a three year period
commencing January 25, 1999 in
connection with the issuance of
convertible debentures due July
1999 through October 1999. The
Black Scholes option pricing
model was used to value the
warrants                                 --       --           --           --       --        39,300             --         39,300

Net loss                                 --       --           --           --       --            --     (1,465,812)    (1,465,812)

Balance, June 30, 1999              130,810    $ 131    $ 658,170    5,138,192   $5,138   $19,556,402   $(20,807,608)   $  (587,767)

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                       Preferred Stock                    Common Stock
                                      $(.001 Par Value)   Additional    $(.001 Par Value)   Additional
                                      ----------------     Paid-in     ------------------     Paid-in
                                      Shares     Amount    Capital      Shares     Amount     Capital       Deficit         Total
                                      -------    -----    ---------    ---------   ------   -----------   ------------    ----------
Balance, July 1, 1999                 130,810    $ 131    $ 658,170    5,138,192   $5,138   $19,556,402   $(20,807,608)   $(587,767)

Conversion of 4,266 shares
Series C convertible preferred
stock valued at $42,660 into
1,703 shares of the Company's
common stock                           (4,266)      (4)     (42,656)       1,703        2        42,658             --           --

Exercise of 135,000 warrants to
purchase 135,000 shares of the
Company's common stock at $.20
per share                                  --       --           --      135,000      135        26,865             --       27,000

Exercise of 355,000 warrants to
purchase 355,000 shares of the
Company's common stock at $.10
per share                                  --       --           --      355,000      355        35,145             --       35,500

Exercise of 30,000 warrants to
purchase 30,000 shares of the
Company's common stock at $.50
per share                                  --       --           --       30,000       30        14,970             --       15,000

Exercise of 32,000 warrants to
purchase 32,000 shares of the
Company's common stock at $.25
per share                                  --       --           --       32,000       32         7,968             --        8,000

Issuance of 166,730 shares of
the Company's common stock to
settle accounts payable valued
at $62,398                                 --       --           --      166,730      167        62,231             --       62,398

Issuance of 544,000 shares of
the Company's common stock to
consultants for services valued
at $341,250                                --       --           --      544,000      544       340,706             --      341,250

Issuance of 375,000 shares of the
Company's Series D Preferred Stock    375,000      375      337,125           --       --            --             --      337,500

Issuance of 675,000 shares of the
Company's Series E Preferred Stock    675,000      675      617,325           --       --            --             --      618,000

Conversion of 7,500 shares
Series A convertible preferred
stock valued at $75,000 into
12,000 shares of the Company's
common stock                           (7,500)      (8)     (74,992)      12,000       12        74,988             --           --

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                       Preferred Stock                     Common Stock
                                      $(.001 Par Value)   Additional     $(.001 Par Value)   Additional
                                      ------------------    Paid-in     ------------------     Paid-in
                                      Shares      Amount    Capital      Shares     Amount     Capital       Deficit        Total
                                      -------     ------   ---------    ---------   ------   -----------   ------------    ---------
Conversion of 23,000 shares
Series D convertible preferred
stock valued at $20,700 into
46,000 shares of the Company's
common stock                          (23,000)      (23)    (20,677)       46,000       46       20,654          --              --

Issuance of 40,000 shares of
Company's common stock as
payment of a $20,000 commission
owed from the sale of Series D
Preferred Stock in lieu of a
cash payment                               --        --          --        40,000       40       19,960          --          20,000

Conversion of debt of $570,000
and related interest of $97,387
at $.375 pursuant to SB-2
registration statement                     --        --          --     1,779,691     1779      665,608          --         667,387

Conversion of debt of $150,000
and related interest of $13,650
at $.25 pursuant to SB-2
registration statement                     --        --          --       654,600      655      162,995          --         163,650

Professional fees incurred in
connection with SB-2
registration statement                (15,698)  (15,698)

Adjustment for long term debt
discount of which debt was
converted into equity with the
SB-2 registration                          --        --          --            --       --     (116,622)         --        (116,622)

Adjustment for deferred offering
costs associated with the SB-2
registration                               --        --          --            --       --      (13,249)         --         (13,249)

Issuance of 323,293 warrants to
purchase the Company's common
stock at $.10 per share
commencing January 2001 in
connection with the issuance of
convertible debentures                     --        --          --            --       --           --          --              --

Issuance of 395,000 warrants to
purchase the Company's common
stock at $.25 per share
commencing October 2000 in
connection with private placement
of the Company's securities                --        --          --            --       --           --          --              --

Issuance of 1,397,500 warrants
to purchase the Company's common
stock at $.25 per share
commencing December 2000 through
February 2005 for employee
incentives and consultants                 --        --          --            --       --           --          --              --

                       See notes to financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                 Preferred Stock                       Common Stock
                                $(.001 Par Value)    Additional      $(.001 Par Value)    Additional
                               -------------------     Paid-in     --------------------     Paid-in
                                 Shares    Amount      Capital       Shares      Amount     Capital       Deficit         Total
                               ---------   -------   -----------   ----------   -------   -----------   ------------    -----------
Issuance of 917,500 warrants
to purchase the Company's
common stock at $.50 per
share commencing October
2000 through January 2003 in
connection with private
placement of the Company's
securities                            --        --            --           --        --            --             --             --
Net loss                              --        --            --           --        --            --     (1,021,145)    (1,021,145)
                               ---------   -------   -----------   ----------   -------   -----------   ------------    -----------
Balance, June 30, 2000         1,146,044   $ 1,146   $ 1,474,295    8,934,916   $ 8,935   $20,885,581   $(21,828,753)   $   541,204

Exercise of 85,000 warrants
to purchase 85,000 shares of
the Company's common stock
at $.10 per share                     --        --            --       85,000        85         8,415             --          8,500

Exercise of 73,750 warrants
to purchase 73,750 shares of
the Company's common stock
at $.50 per share along with
additional common stock per
the inducement to exercise            --        --            --      186,125       186        30,470             --         36,875

Exercise of 250,000 warrants
to purchase 250,000 shares
of the Company's common stock
at $.25 per share along with
additional common stock per
the inducement to exercise            --        --            --      250,000       250        61,848             --         55,937

Conversion of 172,000 shares
Series D convertible
preferred stock valued at
$154,800 into 344,000 shares
of the Company's common stock   (172,000)     (172)     (154,629)     344,000       344       154,456             --             --

Conversion of 400,000 shares
Series E convertible
preferred stock valued at
$366,222 into 400,000 shares
of the Company's common stock   (400,000)     (400)     (365,823)     400,000       400       365,822             --             --

Issuance of 172,207 shares
of the Company's common stock
as a warrant exercise
inducement                            --        --            --      172,207       172

Net loss                              --        --            --           --        --            --       (598,780)      (598,780)
                               ---------   -------   -----------   ----------   -------   -----------   ------------    -----------
Balance, December 31, 2000
(unaudited)                      574,044   $   574   $   953,843   10,259,873    10,260   $21,506,592   $(22,427,533)   $    43,736
                               =========   =======   ===========   ==========   =======   ===========   ============    ===========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Six Months
                                                                      Ended December 31,           Year Ended June 30,
                                                                --------------------------    --------------------------
                                                                    2000           1999           2000           1999
                                                                -----------    -----------    -----------    -----------
                                                                (Unaudited)    (Unaudited)
Operating activities
 Net loss                                                       $  (598,780)   $  (459,051)   $(1,021,145)   $(1,465,812)
 Adjustments to reconcile net loss to net
  cash used in operating activities
  Allowance for bad debts on notes receivable                            --             --         41,663        402,006
  Consulting service paid through issuance of
   warrants and common stock                                             --         22,500         22,500         65,593
  Depreciation and amortization of property and equipment            25,661         17,819         42,299         46,172
  Amortization of debt discount                                      73,041        121,396        112,132
  Amortization of other assets and deferred costs                    91,867         71,316        262,858         36,811
  Interest expense paid through issuance of common stock                 --             --         50,400             --
 Changes in assets and liabilities which provided (used) cash
   Accounts receivable, trade                                       222,052       (108,911)      (272,425)        66,552
   Inventory                                                         (4,772)         4,822         62,464
   Prepaid expenses                                                   2,633          8,193         10,748          7,782
   Accounts payable, accrued expenses and other liabilities         (79,583)       (91,616)       (31,332)        94,196
                                                                -----------    -----------    -----------    -----------

Net cash used in operating activities                              (336,150)      (461,937)      (768,216)      (572,104)
                                                                -----------    -----------    -----------    -----------
Investing activities
 Payment of obligations under capital lease                         (24,382)        (9,779)       (49,702)       (16,477)
 Purchase of equipment                                               (2,985)            --         (1,071)       (57,279)

     Proceeds from payments on notes receivable                          --             --             --         18,169
                                                                -----------    -----------    -----------    -----------
  Net cash used in investing activities
                                                                    (27,367)        (9,779)       (50,773)       (55,587)
                                                                -----------    -----------    -----------    -----------

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                         Six Months
                                                                      Ended December 31,           Year Ended June 30,
                                                                --------------------------    --------------------------
                                                                    2000           1999           2000           1999
                                                                -----------    -----------    -----------    -----------
                                                                (Unaudited)    (Unaudited)

Financing activities
  Proceeds from Exercise of warrants                              107,875             --         85,500            --
  Sale of Common stock                                                 --             --             --            --
  Preferred stock net of offering costs of $74,500                     --             --        975,000            --
  Preferred stock net of offering costs of $94,500                     --        955,500             --            --
  Warrant right                                                        --             --             --            --
  Short-term borrowings                                                --             --             --       235,000
  Long-term debt                                                       --             --             --       485,000
  Reduction in deferred consulting fee contract originally
   paid in common stock                                                --         30,000         30,000       100,000
  Professional fees incurred in connection with SB-2
   registration statement                                              --             --        (15,697)           --
  Stock issuance costs                                             (6,563)            --             --            --
  Issuance of common stock in connection with the exercise
   of warrants                                                         --         40,000             --            --
  Proceeds from sale of equipment and supplies                         --             --             --            --
  Borrowings from factor                                               --             --             --       195,560
  Payment of debt obligations                                          --             --             --      (350,060)
  Disbursement of debt issuance costs                                  --             --             --       (33,700)
                                                                ---------     ----------    -----------     ---------

Net cash provided by financing activities                         101,313      1,025,500      1,075,303       631,800
                                                                ---------     ----------    -----------     ---------
Net increase (decrease) in cash and cash equivalents             (262,204)       553,783        256,314         4,109

Cash, beginning of period                                         276,333         20,019         20,019        15,910
                                                                ---------     ----------    -----------     ---------

Cash, end of period                                             $  14,129     $  573,802    $   276,333     $  20,019
                                                                =========     ==========    ===========     =========
Supplemental disclosure of cash flow information:

 Cash paid during the period for interest                       $   6,584     $    7,152    $    24,677     $  34,957
                                                                =========     ==========    ===========     =========
 Issuance of common stock in connection with consulting
  services                                                      $      --     $  210,000    $   341,250     $ 320,593
                                                                =========     ==========    ===========     =========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                                       AND
             SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999 (UNAUDITED)


Supplemental disclosure of non-cash investing and financing activities for the six months ended December 31, 2000:

     The Company issued 344,000 of the Company's common stock as a result of the conversion of 172,000 shares of Series D Convertible Preferred Stock valued at $154,800.

     The Company issued 400,000 shares of the Company's common stock as a result of the conversion of 400,000 shares of Series E Convertible Preferred Stock valued at $366,222.

Supplemental disclosure of non-cash investing and financing activities for the fiscal year 2000:

     The Company recorded capital lease obligations of $86,422 relating to the acquisition of equipment.

     The Company issued 12,000 shares of the Company's common stock in connection with the conversion of Series A Convertible Preferred Stock valued at $75,000.

     The Company issued 40,000 shares of its common stock in lieu of cash to settle $20,000 in commissions payable from the Series D Preferred Stock offering.

     The Company issued 1,703 shares of the Company's common stock in connection with the conversion of Series C Convertible Preferred Stock valued at $42,660.

     The Company issued 46,000 shares of the Company's common stock in connection with the conversion of Series D Convertible Preferred Stock valued at $20,700.

     The Company issued 544,000 of the Company's common stock to consultants for services valued at $341,250.

     The Company issued 166,730 of the Company's common stock to settle accounts payable valued at $62,398.

     The Company issued 2,434,291 shares of the Company's common stock in connection with the conversion of $720,000 in debt and related accrued interest of $111,037.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
             SIX MONTHS ENDED DECEMBER 31, 2000 AND 1999 (UNAUDITED)


Supplemental disclosure of non-cash investing and financing activities for fiscal year 1999:

     The Company issued 6,403 shares of the Company's common stock in connection with the conversion of convertible preferred stock valued at $25,110 as follows:

                                                               Converted to
                                                  Value        Common Stock
                                                ----------      ----------
     Series B Convertible Preferred Stock       $   15,000           6,000
     Series C Convertible Preferred Stock           10,110             403
                                                ----------      ----------
                                                $   25,110           6,403
                                                ==========      ==========

     The Company issued 1,519,688 shares of the Company's common stock to consultants for services valued at $320,593.

     The Company recorded additional paid-in capital of $350,150 with the issuance of warrants to purchase 920,000 shares of the Company's common stock in connection with the short and long-term debenture financing.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 1:   Summary of Significant Accounting Policies

          Description of Business, Financing and Basis of Financial Statement Presentation

          Dimensional Visions Incorporated (the "Company" or "DVI") was incorporated in Delaware on May 12, 1988. The Company produces and markets lithographically printed stereoscopic and animation print products. The stockholders of the Company approved a name change effective January 15, 1998 from Dimensional Visions Group, Ltd. to Dimensional Visions Incorporated.

          The Company, through a wholly-owned subsidiary of InfoPak, Inc. has developed a data delivery system that provides end users with specific industry printed materials by way of a portable hand-held reader. Data is acquired electronically from the data provided by mainframe systems and distributed through a computer network to all subscribers.

          The Company has financed its operations primarily through the sale of its securities. The Company has had limited sales of its products during the six months ended December 31, 2000 and the years ended June 30, 2000 and 1999. Even though the sales during the past two years have significantly increased over the prior years, the volume of business is not nearly sufficient to support the Company's cost structure.

          LIQUIDITY AND CAPITAL RESOURCES

          The Company has incurred losses since inception of $22,427,533 and had working capital deficiency of $206,620 as of December 31, 2000 and had a working capital of $206,544 as of June 30, 2000. The future of the Company as an operating business will depend on its ability to (1) successfully market and sell its products, (2) obtain sufficient capital contributions and/or financing as may be required to sustain its current operations and to fulfill its sales and marketing activities, (3) achieve a level of sales adequate to support the Company's cost structure, and (4) ultimately achieve a level of profitability. Management's plan to address these issues includes (a) redirecting its marketing efforts of the Company's products and substantially increasing sales results, (b) continued exercise of tight cost controls to conserve cash, (c) raising additional long term financing, and (d) selling of its subsidiary.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          LIQUIDITY AND CAPITAL RESOURCES (Continued)

          The consolidated financial statements have been prepared on a going concern basis which contemplates the realization and settlement of liabilities and commitments in the normal course of business. The available funds at June 30, 2000, plus the limited revenue is not sufficient to satisfy the present cost structure. Management recognizes that the Company must generate additional resources to enable it to continue operations. Management plans include the continued expansion of the sale of its products and the sale of additional securities.

          Further, there can be no assurances, assuming the Company successfully raises additional funds that the Company will achieve profitability or positive cash flow from the sale of its products. In the event the Company is not able to secure sufficient funds on a timely basis necessary to maintain its current operations, it may cease all or part of its existing operations and/or seek protection under the bankruptcy laws.

          CONSOLIDATION POLICY

          The consolidated financial statements include the accounts of DVI and its wholly-owned subsidiary, InfoPak, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

          EQUIPMENT, DEPRECIATION AND AMORTIZATION

          Equipment is stated at cost. Depreciation, which includes amortization of assets under capital lease is provided by the use of the straight-line method over the estimated useful lives of the assets as follows:

               Equipment                                   5 - 7 years
               Furniture and fixtures                      5 years

          PATENT RIGHTS

          Costs incurred to acquire patent rights and the related technology are amortized over the shorter of the estimated useful life or the remaining term of the patent rights. In the event that the costs of patent rights and/or acquired technology are abandoned, the write-off will be charged to expenses in the period the determination is made to abandon them.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          ENGINEERING AND DEVELOPMENT COSTS

          The Company charges to engineering and development costs items related to bringing improvement to its product. Such costs include salaries and expenses of employees and consultants, the conceptual formulation, design, and testing of the products and creation of prototypes.

          INCOME TAXES

          The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

          LOSS PER SHARE

          The Company adopted Statement of Financial Accounting Standards Statement No. 128, "Earnings Per Share" (FAS 128), which is effective for fiscal years ending after December 15, 1997. FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          CONCENTRATION OF CREDIT RISK

          The Company is subject to credit risk through trade receivables. The Company relies on a limited number of customers for its sales. The Company is in the process of building a customer base for its products and, therefore, the degree of risk is substantially higher until the base grows.

          The Company also relies on several key vendors to supply plastics and printing services. Although there are a limited number of vendors capable of fulfilling the Company's needs, the Company believes that other vendors could provide for the Company's needs on comparable terms. Abrupt changes could, however, cause a delay in processing and a possible inability to meet sales commitments on schedule, or a possible loss of sales, which would affect operating results adversely.

          STOCK-BASED COMPENSATION

          The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

          INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The financial statements and all information in these notes as of and for the six months ended December 31, 2000 and 1999 are unaudited, but in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments necessary for the fair presentation of the results of the interim period. All adjustments reflected in the consolidated financial statements are of a normal recurring nature. The data disclosed in the notes to the consolidated financial statements for this period is also unaudited.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)


Note 2:   Cash

          The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

          The Company maintains its cash in banks located in Arizona. The total cash balances are insured by the FDIC up to $100,000 per financial institution. As of December 31, 2000 and June 30, 2000, there were no uninsured balances.


Note 3:   Notes Receivable

          Notes receivable consists of the following:

                                      Interest
                                        Rate      Amount      Maturity
                                        ----     --------     --------
          Sale of Product Line (1)       11%     $360,506     September 2001
          Sale of InfoReaders  (2)       10%       83,163     August 2001
                                                 --------
                                                  443,669
          Less allowance for bad debts            443,669
                                                 --------

                                                 $     --
                                                 ========

          (1) The Company has been unable to collect the required monthly payments. During the year ended June 30, 1999, the Company received three installments and a fee of $10,000 which was included as interest income. Management has determined that they are currently unable to collect the amounts due on the note. Accordingly, management has established a 100% allowance against this note. The Company has determined that it does not make economic sense to take back this product line and operate this aspect of the business. The Company will continue to pursue the collection of this note. As of December 31, 2000 no additional funds have been collected.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 3:   Notes Receivable (Continued)

          (2) On March 1, 1998, the Company sold InfoReaders (hardware) to a customer for $100,000 and agreed to accept a note for $90,000 with payments commencing on September 1, 1998. The monthly installment is $2,904, including interest at 10% per annum for thirty-six months. The Company has not been able to collect the required monthly payments due on this note. The customer has filed for an arbitration hearing on the basis that the Company failed to provide data to support their customer base and is requesting payment of $1,000,000 for the lost business. The Company made provisions to acquire the data for the customer. However, the customer was unwilling to pay for the acquisition cost of the data and bring their account current. Accordingly, without the updated data and failure to pay the outstanding balance due the Company, there is no reason to support the system. No date has been set for the arbitration hearings. The Company has filed a counter-claim for full payment of the note. The Company has taken a $41,500 allowance against the balance due on the note as of June 30, 1999. The note is personally guaranteed by the sole-shareholder of the customer and the Company expects to collect approximately $50,000 as a result of this personal guarantee.

Note 4:   Deferred Costs

          Deferred costs as of December 31, 2000 consist of two consulting contracts totaling $85,454. These costs are accounted for in the equity section as a contra equity account.

          On April 5, 1999, the Company entered into a contract with a consultant. The fee for services for 36 months is $287,668 $(7,991 per month), or upon signing of the contract, the Company will issue $255,000 of the Company's common stock. The market value of the common stock on April 5, 1999 was $.1875 per share and 1,360,000 shares of registered common stock was issued (registered under Form S-8). In addition, the warrant price on previously issued 500,000 warrants will be reduced to $.10 per share.

          In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice. On May 28, 1999 the term of this agreement was modified and the term was reduced to 22 months. Under the provisions of the contract, the consultant is required to either return the shares or the cash equivalency of the reduction.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 4:   Deferred Costs (Continued)

          Accordingly on May 28, 1999, the Company received a $100,000 payment from the consultant.

          On August 10, 1999, the Company entered into a contract with a consultant. The fee for services for 36 months is $169,216 $(4,700 per month), or upon signing of the contract, the Company will issue $150,000 of the Company's common stock. The market value of the common stock on August 10, 1999 was $.50 per share and 300,000 shares of registered common stock was issued (registered under Form S-8). In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice. In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice.

Note 5:   Patent Rights and Other Assets

                                              December 31,     June 30,
                                                 2000            2000
                                               --------        --------
          Patent rights                        $ 58,426        $ 58,426
          Deposits                                4,100           4,100
          Trademark                                 225             225
                                               --------        --------
                                                 62,751          62,751
          Less accumulated
            amortization                         33,162          31,125
                                               --------        --------

            Total                              $ 29,589        $ 35,701
                                               ========        ========

Note 6:   Accounts Payable, Accrued Expenses and Other Liabilities

                                              December 31,     June 30,
                                                 2000            2000
                                               --------        --------
          Accounts payable                     $281,280        $353,927
          Accrued expenses
            Salaries                             13,448          18,523

          Payroll taxes payable                   5,496           7,357
                                               --------        --------

            Total                              $300,224        $379,807
                                               ========        ========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 7:   Short-Term Borrowings

          During January through April 1999, the Company received short-term borrowings of $235,000. The loans were 12% convertible debentures, with due dates ranging from July 25, 1999 through October 29, 1999. The terms of the debenture provide for a three month extension if the debenture is not paid on the original due date. During the extension period, interest is calculated at the stated rate plus 3% through the extended due date (15%).

          On June 19, 2000 the debentures were converted into 826,667 shares of the Company's common stock. The related accrued interest on the short term borrowings were also converted unto 80,885 shares of the Company's common stock calculated at a 12% interest rate.

Note 8:   Long-Term Debt

          During July through September 1998, the Company through a private placement was able to borrow $485,000 through the issuance of Series A 12% convertible secured debentures. The debentures are due July 31, 2001. Interest is accrued and payable on July 31 of each year and the first interest payment is due July 31, 1999. In the event the Company fails to pay the debenture holders any accrued interest or principal the default rate is 16% from the due date through the date paid.

          On June 19, 2000 all the Series A Convertible secured debentures were converted into 1,293,327 shares of the Company's common stock and the related accrued interest was converted into 233,412 shares of the Company's common stock.

Note 9:   Leases

          The company leases certain equipment under a master lease agreement, which are classified as capital leases. The equipment leases have a five year term with an option to acquire the equipment for $1 at the end of the lease term. Leased capital assets included in equipment was as follows:

                                              December 31,     June 30,
                                                 2000            2000
                                               --------        --------
          Equipment                            $225,334        $225,334
          Less accumulated
            amortization                         65,658          47,092
                                               --------        --------

                                               $159,676        $178,242
                                               ========        ========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 9:   Leases (Continued)

          Future minimum payments, by year and in the aggregate, under noncancellable capital leases and operating leases with terms of one year or more consist of the following:

                                  December 30,   June 30,
                                      2000         2000
              Years Ending          --------     --------     June 30, 2000
                June 30,               Capital Leases        Operating Leases
                --------            ---------------------    ----------------
                  2001              $ 36,232     $ 72,463        $ 37,000
                  2002                72,417       72,417              --
                  2003                30,527       30,527              --
                                    --------     --------        --------

                                     139,176      175,407        $ 37,000
                                                                 ========
          Amounts representing
            interest                  24,253       36,102
                                    --------     --------
          Present value of net
            minimum payments         114,923      139,305
          Current portion             55,559       50,962
                                    --------     --------
          Long-term portion         $ 59,364     $ 88,343
                                    ========     ========

          The Company's rental expense for operating leases was approximately $74,948 in 2000 and $69,100 in 1999 and for the six months ended December 31, 2000 and 1999 rental expense was $35,598 and $34,247, respectively.

Note 10:  Commitments and Contingencies

          There are no other legal proceedings which the Company believes will have a material adverse effect on its financial position.

          The Company has not declared dividends on Series A or B Convertible Preferred Stock. The cumulative dividends in arrears through December 31, 2000 and June 30, 2000 was approximately $74,225.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 11:  Common Stock

          As of December 31, 2000, there are outstanding 6,677,410 of non-public warrants to purchase the Company's common stock at prices ranging from $0.10 to $12.50 with a weighted average price of $0.47 per share.

          As of December 31, 2000, there were 574,044 shares of various classes of Convertible Preferred Stock outstanding which can be converted to 713,818 shares of common stock (see Note 12).

          During the six months ended December 31, 2000, the Company issued 344,000 shares of its common stock as a result of the conversion of 172,000 shares of Series D Convertible Preferred Stock.

          During the six months ended December 31, 2000, the Company issued 400,000 shares of its common stock as a result of the conversion of 400,000 shares of Series E Preferred Convertible Preferred Stock.

          During the six months ended December 31, 2000, the Company issued 580,957 shares of the Company's common stock in connection with the exercise of warrants.

          The total number of shares of the Company's common stock that would have been issuable upon conversion of the outstanding warrants, options and preferred stock equaled 7,391,228 shares as of December 31, 2000, and would be in addition to the 10,259,873 shares of common stock outstanding as of December 31, 2000.

          As of June 30, 2000, there were outstanding 6,808,910 of non-public warrants and options to purchase the Company's common stock at prices ranging from $.10 to $12.50 with a weighted average price of $.55 per share.

          As of June 30, 2000, there were 1,146,044 shares of various classes of Convertible Preferred stock outstanding which can be converted to 1,457,818 shares of common stock (see Note 12).

          During June 2000, there were $485,000 of secured debentures and related interest that were converted into 1,526,739 shares of the Company's common stock and $235,000 of short-term borrowings and related interest that were converted into 907,552 shares of the company's common stock.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 11:  Common Stock (Continued)

          The Company issued during August 1999, September 1999, and February 2000, 1,707 shares of its common stock as a result of the conversion of 4,266 shares of series C Convertible Preferred Stock.

          During February 2000, the Company issued 12,000 shares of its common stock as a result of the conversion of 7,500 shares of Series A Convertible Preferred Stock.

          The Company issued 40,000 shares of its common stock in lieu of cash to settle $20,000 in commissions from the Series D Preferred Stock offering.

          During the year ended June 30, 2000, the Company issued 544,000 shares of its common stock to consultants for services valued at $341,250.

          During August 1999, the Company issued 166,730 shares of its common stock in lieu of cash to settle $62,398 of accounts payable.

          The Company issued 552,000 shares of its stock during the fiscal year 2000 in connection with the exercise of warrants.

          The Company issued during the year ended June 30, 1999, 1,519,688 shares of the Company's common stock to consultants for services (including $133,788 as deferred) valued at $320,593 (average price per share $.21).

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 12:  Preferred Stock

          The Company has authorized 10,000,000 shares of $.001 par value per share Preferred Stock, of which the following were issued and outstanding:

                                                         Outstanding
                                                   -----------------------
                                                  December 31,   June 30,
                                    Allocated        2000          2000
                                    ----------     --------     ----------
          Series A Preferred           100,000       15,500         15,500
          Series B Preferred           200,000        3,500          3,500
          Series C Preferred         1,000,000       13,404         13,404
          Series D Preferred           375,000      180,000        352,000
          Series E Preferred         1,000,000      275,000        675,000
          Series P Preferred           600,000       86,640         86,640
                                    ----------     --------     ----------

          Total Preferred Stock      3,325,000      574,044      1,146,044
                                    ==========     ========     ==========

          The Company's Series A Convertible 5% Preferred Stock ("Series A Preferred"), 100,000 shares authorized, is convertible into common stock at the rate of 1.6 shares of common stock for each share of the Series A Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid (see Note 10).

          The Company's Series B Convertible 8% Preferred Stock ("Series B Preferred") is convertible at the rate of 4 shares of common stock for each share of Series B Preferred. Dividends from date of issue are payable on June 30 from retained earnings at the rate of 8% per annum and have not been declared or paid (see Note 10).

          The Company's Series C Convertible Preferred Stock ("Series C Preferred") is convertible at a rate of 0.4 shares of common stock per share of Series C Preferred.

          The Company's Series D Convertible Preferred Stock ("Series D Preferred") is convertible at a rate of 2 shares of common stock per share of Series D Preferred.

          The Company's Series E Convertible Preferred Stock ("Series E Preferred") is convertible at a rate of 1 share of common stock per share of Series E Preferred.

          The Company's Series P Convertible Preferred Stock ("Series P Preferred") is convertible at a rate of 0.4 shares of common stock for each share of Series P Preferred.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 12:  Preferred Stock (Continued)

          The Company's Series A Preferred and Series B Preferred, Series D Preferred and seiries E Preferred were issued for the purpose of raising operating funds. The Series C Preferred was issued to certain holders of the Company's 10% Secured Notes in lieu of accrued interest and also will be held for future investment purposes.

          The Series P Preferred was issued on September 12, 1995, to InfoPak shareholders in exchange for (1) all of the outstanding capital stock of InfoPak, (2) as signing bonuses for certain employees and a consultant of InfoPak, and (3) to satisfy InfoPak's outstanding debt obligations to certain shareholders.

          Shares of Series B Preferred were issued to holders of warrants to purchase such preferred stock. The funding for the exercise of these warrants was the exchange of $1,907,000 of principal amount of secured and unsecured notes.

          Shares of Series C Preferred were also issued in exchange for $262,750 of interest due under the secured and unsecured notes.

          The Company raised $375,000 net of offering costs of $37,500 through this issuance of 375,000 shares of its Series D Preferred. These shares were issued for the purpose of raising operating funds.

          The Company raised $675,000 net of offering costs of $57,000 through this issuance of 675,000 shares of its Series E Preferred. These shares were issued for the purpose of raising operating funds.

Note 13:  Stock Option Plan and Equity Incentive Plan

          The Company has adopted a stock option plan (the "Plan") covering 1,500,000 shares post-split (increased from 20,000 post-split by the Board of Directors on January 13, 1998) of the Company's common stock $.001 par value, pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive, as well as non-qualified stock options and Stock Appreciation Rights ("SAR's"). The Plan, which has been extended for 10 years by the Board of Directors on January 13, 1998, and expires September 2008, will be administered by the Board of Directors or a committee chosen therefrom. This plan must be formally approved by the stockholders of the Company. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price, which is not less than the fair market value of the

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          common stock on the date of the grant, except that the terms of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of common stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Board of Directors or a committee designated by the Board of Directors. SAR's which give the holder the privilege of surrendering such rights for the appreciation in the Company's common stock between the time of grant and the surrender, may be granted on any terms determined by the Board of Directors or committee designated by the Board of Directors. No SAR's have been granted.

          A summary of transactions under this Plan is as follows:

                                                                Weighted
                                                                Average
                                                                Exercise
                                                                 Price
                                                 Shares        Per Share
                                               ----------      ----------
          Options outstanding
            July 1, 1997                               --        $    --
          Grants                                1,300,000        $   .93
          Cancelled                                    --             --
                                               ----------        -------
          Options outstanding
            June 30, 1998                       1,300,000            .93
          Grants                                       --             --
          Cancelled                            (1,300,000)          (.93)
                                               ----------        -------
          Options outstanding
            June 30, 1999                              --        $    --
                                               ==========        =======
          Options exercisable
            at end of year                             --        $    --
                                               ==========        =======

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          The Company on June 13, 1996 adopted the 1996 Equity Incentive Plan (the "Plan") covering 10,000,000 shares of the Company's common stock $.001 par value, pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive, as well as non-qualified stock options, SAR's, and Restricted Stock and Deferred Stock. The Plan, which expires in June 2006, will be administered by the Compensation Committee of the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price, which is not less than the fair market value of the common stock on the date of the grant, except that the terms of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of common stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Compensation Committee of the Board of Directors. SAR's which give the holder the privilege of surrendering such rights for the appreciation in the Company's common stock between the time of grant and the surrender, may be granted on any terms determined by the Compensation Committee of the Board of Directors.

          Restricted stock awards entitle the recipient to acquire shares for no cash consideration or for consideration determined by the Compensation Committee. The award may be subject to restrictions, conditions and forfeiture as the Committee may determine. Deferred stock award entitles recipient to receive shares in the future. Since inception of this plan in 1996 through December 31, 2000, 5,102,978 shares of common stock has been issued. For the year ended June 30, 1999, 1,519,688 shares of common stock had been issued at prices ranging from $.1875 to $.6562 per share. For the year ended June 30, 2000, 544,000 shares of common stock have been issued at prices ranging from $.37 to $.625 per share. In addition, as of December 31, 2000, no options or SAR's have been granted.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          If the Company had elected to recognize compensation expense based on the fair value of stock plans as prescribed by FAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                              Year Ended June 30,
                                                       Six Months ended    --------------------------
                                                      December 31, 2000       2000           1999
                                                      -----------------    -----------    -----------
          Net Loss available to common shareholders       $(673,005)        $(1,095,370)   $(1,553,862)
          Net Loss - pro forma                            $(673,005)        $(1,095,370)   $(1,553,862)
          Net Loss per share - as reported                $    (.07)        $      (.18)   $      (.39)
          Net Loss per share - pro forma                  $    (.07)        $      (.18)   $      (.39)

          The weighted-average fair value at the date of grant for options granted in 2000 was $.25. The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model. The following weighted average assumptions were used: no dividends; expected volatility factor of 140%; risk-free interest of 5%; and an expected life of five years. The compensation expense and pro forma net loss may not be indicative of amounts to be included in future periods.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 14:  Income Taxes

          The tax effects of significant items comprising the Company's net deferred taxes as of June 30, 2000 were as follows:

          Deferred tax assets:
            Goodwill                                           $   284,000
            Net operating loss carryforwards                     6,769,000
                                                               -----------

                                                                 7,053,000
                                                               -----------
          Deferred tax liabilities
            Allowance for bad debts                                191,000
            Equipment                                               26,000
            Patent rights                                            3,000
                                                               -----------

                                                                   220,000
                                                               -----------
          Net deferred tax asset                                 6,833,000
          Valuation allowance                                   (6,833,000)
                                                               -----------

          Net deferred tax asset reported                      $        --
                                                               ===========

          The change in valuation allowance for the year ended June 30, 1999 was increased by approximately $571,000.

          There was no provision for current income taxes for the years ended June 30, 2000 and 1999. Additionally there was no provision for current income taxes for the six months ended December 31, 2000 and 1999.

          The federal net operating loss carryforwards of approximately $19,070,000 expires in various years through 2020. In addition the Company has state carryforwards of approximately $3,175,000.

          The Company has had numerous transactions in its common stock. Such transactions may have resulted in a change in the Company's ownership, as defined in the Internal Revenue Code Section 382. Such change may result in an annual limitation on the amount of the Company's taxable income which may be offset with its net operating loss carryforwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carryforwards in future years.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 16:  Segment of Business Reporting

          The operations of the Company are divided into the following business segments for financial reporting purposes.

          * Lithographically printed stereoscopic prints commonly referred to as three-dimensional prints and litho-graphically printed animation.

          * Hardware and software information and audio playback systems and method products and programs.

          There are no intersegment or foreign sales. For the period ended December 31, 2000 four customers accounted for approximately 79% of the lithographic sales and one customer accounted for 100% of the hardware and software information and playback systems. For the year ended June 30, 2000 three customers accounted for approximately 82% of the lithographic sales and two customers accounted for approximately 98% of the hardware and software information and playback systems. For the year ended June 30, 1999 three customers accounted for approximately 47% of the lithographic sales and two customers accounted for approximately 94% of the hardware and software information and playback systems.

          The Company had retained an investment banking firm to assist in the sale of its subsidiary, InfoPak, Inc., which is responsible for the hardware and software information and audio playback systems. To date, a buyer has not been found. The Company will continue to support the operations of InfoPak until it is sold or the Board of Directors decides to discontinue its operations. In the event that InfoPak, Inc. is sold, management does not expect a loss on the sale.

          Financial information by business segments is as follows:

                                                       Year Ended June 30, 1999
                                           ------------------------------------------
                                                            Hardware
                                           Lithographic   and Software   Consolidated
                                           ------------   ------------   ------------
          Net customer sales                $ 613,989      $ 127,912      $ 741,901
          Interest income                          --         18,188         18,188
          Interest expense                    207,726             --        207,726
          Operating loss                     (852,174)       (22,093)      (874,267)
          Segment assets                      469,526         61,447        530,973
          Depreciation and amortization        33,955         12,217         46,172
                                            ---------      ---------      ---------
                                            $      --      $ 402,006      $ 402,006
                                            =========      =========      =========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 2000 AND 1999
                 (Information pertaining to the six months ended
                    December 31, 2000 and 1999 is unaudited)


Note 16:  Segment of Business Reporting (Continued)

                                                       Year Ended June 30, 2000
                                           ------------------------------------------
                                                            Hardware
                                           Lithographic   and Software   Consolidated
                                           ------------   ------------   ------------

          Net customer sales                $  983,731     $  25,131      $1,008,862
          Interest income                       14,182            --          14,182
          Interest expense                     173,878            --         173,878
          Operating loss                      (705,603)     (139,132)       (844,735)
          Segment assets                     1,051,323        60,893       1,112,216
          Depreciation and amortization         42,097           202          42,299

                                                 Six Months Ended December 31, 2000
                                             ------------------------------------------
                                                              Hardware
                                             Lithographic   and Software   Consolidated
                                             ------------   ------------   ------------
          Net customer sales                 $  161,049     $   1,947      $  162,996
          Interest income                         2,758            --           2,758
          Interest expense                        6,853            --           6,853
          Operating loss                       (582,000)      (15,108)       (597,108)
          Segment assets                        368,847         4,582         373,429
          Depreciation and amortization         126,739       207,885         334,624

======================================    ======================================

You   should    rely   only   on   the
information contained in this document
or that we have  referred  to you.  We
have not authorized  anyone to provide       Dimensional Visions Incorporated
you   with    information    that   is
different.   The   delivery   of  this
prospectus  and any sale  made by this
prospectus  doesn't  imply  that there
haven't been changes in the affairs of
Dimensional  Visions since the date of
this prospectus.  This prospectus does
not    constitute    an    offer    or
solicitation    by   anyone   in   any
jurisdiction  in which  such  offer or
solicitation  is not  authorized or in
which the person  making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation.

              ----------

           TABLE OF CONTENTS

                                  Page                  33,681,207
                                  ----            Shares of Common Stock
Prospectus Summary                   1
Risk Factors                         4
Use of Proceeds                      7
The Swartz Investment Agreement      7
Market for Common Stock and                           --------------
  Related Stockholder Matters       10
Dividend Policy                     10                  PROSPECTUS
Management's Discussion and
  Analysis of Financial Condition                     --------------
  and Results of Operations         11
Business of Dimensional Visions     15
Management                          18
Employment and Related Agreements   20
Certain Transactions                20
Principal Stockholders              21
Selling Stockholders                23
Plan of Distribution                24
Description of Securities           26
Legal Matters                       27
Experts                             28
Financial Statements               F-1

              ----------

     DEALER    PROSPECTUS     DELIVERY
OBLIGATION. Until May 3, 2001 (90 days
after  the  date of this  prospectus),
all dealers effecting  transactions in
the registered securities,  whether or
not participating in the distribution,
may   be   required   to   deliver   a
prospectus.  This delivery requirement
is in  addition to the  obligation  of                 March 6, 2001
dealers to deliver a  prospectus  when
acting as underwriters with respect to
their     unsold     allotments     or
subscriptions.

======================================    ======================================

                        DIMENSIONAL VISIONS INCORPORATED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The company is required by its Bylaws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the company is permitted to indemnify. The company's Charter requires it to indemnify such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits the company to indemnify its directors, officers, employees, or agents against expenses, including attorneys fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees, or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees, or agents of the company must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company. In addition, with respect to any criminal action or proceeding, the officer, director, employee, or agent must have had no reason to believe that the conduct in question was unlawful.

In derivative actions, the company may only indemnify its officers, directors, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee, or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

The company's Certificate of Incorporation permits the company to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to the company or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnity received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                                          $   2,147
Accounting Fees and Expenses                                  $   3,500
Legal Fees and Expenses                                       $  10,000
Printing Expenses                                             $   2,500
Miscellaneous                                                 $   1,853
                                                              ---------
         Total                                                $  20,000
                                                              =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 29, 1999, the company completed a private placement (the "1999 Debt Private Placement") of $235,000 of its short-term debt securities. The loans were 12% convertible debentures with due dates ranging from July 25, 1999, through October 29, 1999. The company also issued to the debenture holders three year warrants which expire January 25, 2002, to purchase the company's common stock at $.25 per share for 85,000 warrants and $.10 per share for 150,000 warrants. The 1999 Debt Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the 1999 Debt Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $211,500. The Company relied on Rule 506 of Regulation D of the Act in making this private placement. There was no underwriter involved in this private placement. The nine investors in the 1999 Debt Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On September 1, 1999, the company completed a private placement (the "Series D Private Placement") of 375,000 units of its securities (the "Units"), each unit consisting of one share of Series D Convertible Preferred Stock which is convertible into two shares of common stock of the company and one warrant, exercisable at $0.25 and expiring 120 days after the date of effectiveness of a registration statement of the company, at $1.00 per Unit, minimum investment $50,000. The Series D Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Series D Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $357,500. The Company relied on Rule 506 of Regulation D of the Act in making this private placement. There was no underwriter involved in this private placement. The twenty-one investors in the Series D Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On December 30, 1999, the company completed a private placement (the "Series E Private Placement") of 675,000 units of its securities (the "Units"), each unit consisting of one share of Series E Convertible Preferred Stock which is convertible into one share of common stock of the company and one warrant, exercisable at $0.50 and expiring 120 days after the date of effectiveness of a registration statement of the company, at $1.00 per Unit, minimum investment $50,000. The Series E Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Series E Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $618,000. The Company relied on Rule 506 of Regulation D of the Act in making this private placement. There was no underwriter involved in this private placement. The thirteen investors in the Series E Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On December 13, 2000, the company entered into an agreement with Swartz Private Equity. Included in the agreement is the possible sale from time to time of 25,000,000 shares and 1,309,000 shares underlying warrants by Swartz Private Equity, LLC. This transaction was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4 (2) of the Act, as transactions by an issuer not involving any public offering.

On January 12, 2001, the company entered into a line of credit investment agreement with an investor group consisting of Dale Riker and Russ Ritchie. The agreement includes the possible sale from time to time of 50,000 shares, 350,000 shares underlying warrants, 400,000 shares underlying warrants to be issued pursuant to an investment agreement and 1,500,000 shares held upon conversion of debt pursuant to a line of credit investment agreement with an investor group consisting on Dale Riker and Russ Ritchie. This transaction was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4 (2) of the Act, as transactions by an issuer not involving any public offering. The two investors were accredited investors as that term is defined in Rule 501 of Regulation D Adopted under the Act.

On January 12, 2001, the company formulated an approved incentive plan. The incentives include the possible sale from time to time of 4,900,000 shares underlying warrants to be issued to the employees of the Company if we are profitable at June 30, 2001 or upon the discretion of the Board of Directors. This transaction was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4 (2) of the Act, as transactions by an issuer not involving any public offering.

ITEM 27. EXHIBITS

     EXHIBIT

     (a)  Exhibits

          3.1(a)  Certificate of Incorporation, dated May 12, 1988
          3.2(a)  Bylaws
          4.1(a) Certificate of Designation of Series A Convertible Preferred Stock, dated December 12, 1992
          4.2(a) Certificate of Designation of Series B Convertible Preferred Stock, dated December 22, 1993
          4.3(a) Certificate of Designation of Series P Convertible Preferred Stock, dated September 11, 1995
          4.4(a) Certificae of Designation of Series S Convertible Preferred Stock, dated August 28, 1995
          4.5(a) Certificate of Designation of Series C Convertible Preferred Stock, dated November 2, 1995
          4.6(a) Certificate of Designation of Series D and Series E Convertible Preferred Stock, dated August 25, 1999
          4.7(a)  Form of Warrant Agreement to debt holders, dated January 15,
                  1998
          4.8(a) Form of Warrant Agreement to debt holders, dated April 8, 1998 4.9(a) Form of Warrant Agreement to participants in Private Placement dated April 8, 1998
          4.10    Pledge Agreement dated January 11, 2001
          4.11 Investment Agreement dated December 13, 2000, with Swartz Private Equity, LLC
          5.0     Opinion of Senn Palumbo Meulemans, LLP
          10.1(a) 1996 Equity Incentive Plan
          10.2(a) 1999 Stock Option Plan
          10.3(a) Agreement dated September 25, 1997 by and between InfoPak,
                  Inc., DataNet Enterprises, LLC, and David and Staci Noles
          10.4    Lease Agreement, dated October 27, 1997
          21.1    Subsidiaries of the Registrant
          24.1 Consent of Senn Palumbo Meulemans, LLP (included in their opinion set forth in Exhibit 5 hereto)
          24.2    Consent of Gitomer & Berenholz, P.C.
          24.3    Consent of Kopple & Gottlieb, LLP
          25.1    Power of Attorney (see signature page)

----------
(a) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the SEC on June 19, 2000, Registration Number 333-30368.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

     (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Dimensional Visions pursuant to the foregoing provisions, or otherwise, Dimensional Visions has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dimensional Visions will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

          (i)  Include any prospectus required by section 10(a)(3) of the Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on March 6, 2001.

                                        DIMENSIONAL VISIONS INCORPORATED


By: /s/ Roy D. Pringle                  By: /s/ John D. McPhilimy
    ------------------------------          -------------------------------
    Roy D. Pringle, Chief Financial         John D. McPhilimy, President, Chief
    Executive Officer                       Officer, Director


                                POWER OF ATTORNEY

Each person whose signature appears appoints John D. McPhilimy as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this Registration Statement.

    SIGNATURE                      TITLE                               DATE
    ---------                      -----                               ----

/s/ John D. McPhilimy       President, Chief Executive             March 6, 2001
-------------------------   Officer, Director
John D. McPhilimy


/s/ Roy D. Pringle          Vice President, Chief Financial        March 6, 2001
-------------------------   Officer, Director, Secretary
Roy D. Pringle


/s/ Bruce D. Sandig         Senior Vice President, Director        March 6, 2001
-------------------------
Bruce D. Sandig


/s/ Susan A. Perlow         Director                               March 6, 2001
-------------------------
Susan A. Perlow

                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION
-----------                      -----------

   4.10         Pledge Agreement dated January 11, 2001

   4.11 Investment Agreement dated December 13, 2000, with Swartz Private Equity, LLC 5.0 Opinion of Senn Palumbo Meulemans, LLP

   10.4         Lease Agreement, dated October 27, 1997

   21.1         Subsidiaries of the Registrant

   24.1 Consent of Senn Palumbo Meulemans, LLP (included in their opinion set forth in Exhibit 5 hereto)

   24.2         Consent of Gitomer & Berenholz, P.C.

   24.3         Consent of Kopple & Gottlieb, LLP

   25.1         Power of Attorney (see signature page)